Filed Pursuant to Rule 424(b)(5)
Registration No. 333-297986
PROSPECTUS SUPPLEMENT
(To Prospectus dated August 5, 2026)
UWM Holdings Corporation
Subscription Rights to Purchase up to 200,000,000 Shares of Class A Common Stock
On October 5, 2026 (the “distribution date”), we are distributing at no charge to the record holders of our Class A common stock (the “Class A common stock”), as of 5:00 p.m., Eastern Time, on October 2, 2026 (the “record date”), transferable subscription rights to purchase up to an aggregate of 200,000,000 new shares of our Class A common stock. We refer to this offering as the “rights offering.” We will distribute to our stockholders one transferable subscription right for every share of our Class A common stock that they own on the record date. Each right will entitle its holder to purchase additional shares of Class A common stock on a pro rata basis relative to its ownership interest in us as of the record date (the “basic subscription right”). As of September 25, 2026, we had outstanding 345,098,878 shares of Class A common stock. As a result, each right would have entitled its holder to purchase approximately 0.57 shares of our Class A common stock as of such date, which is subject to change as of the record date. The rights are transferable and are expected to trade on the New York Stock Exchange (“NYSE”) under the symbol “UWMC RT” until close of trading on the NYSE on November 11, 2026, the last business day prior to the scheduled expiration date (as defined below) of this rights offering (or, if the rights offering is extended, on the business day immediately preceding the extended expiration date). The rights are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance that a market for the rights will develop or, if a market does develop, as to how long it will continue or at what prices the rights will trade.
The subscription price per share will equal the greater of $2.00 and 85% of the volume-weighted average of the sales prices of our shares of Class A common stock on the NYSE for the ten consecutive trading days ending on the third trading day immediately prior to the expiration date (the “subscription price”), or November 9, 2026 (or, if the rights offering is extended, on the third trading day immediately preceding the extended expiration date). Based on the price of our Class A common stock as of the ten trading dates prior to the date of this prospectus supplement, the subscription price would have been $2.00, which is above the price of our Class A common stock on September 25, 2026, as discussed below. Rights holders who fully exercise their basic subscription rights will be entitled to subscribe for additional shares of our Class A common stock that remain unsubscribed as a result of any unexercised basic subscription rights (the “over-subscription right”). The over-subscription right allows a rights holder to subscribe for additional shares of our Class A common stock at the subscription price. We refer to the basic subscription rights and over‑subscription rights as “rights” or “subscription rights.” Subscription rights may only be exercised in aggregate for whole numbers of shares of our Class A common stock; no fractional shares of our Class A common stock will be issued in this rights offering. Any fractional shares of our Class A common stock created by the exercise of the subscription rights will be rounded down to the nearest whole share.
The subscription rights will expire at 5:00 p.m., Eastern Time, on November 12, 2026 (the “expiration date”), unless extended as described herein. We may extend the period for exercising the subscription rights as described below. You may not revoke the exercise of a subscription right after receipt of the payment of the subscription price as described in this prospectus supplement. Subscription rights that are not exercised at or before the expiration date of this rights offering will expire and will have no value. There is no minimum number of shares of our Class A common stock that we must sell in order to complete this rights offering.
We have entered into a support and backstop agreement (the “Backstop Agreement”) with SFS Group Capital, LLC (“SFS Group”), Mat Ishbia (together with SFS Group, the “Ishbia Support Parties”), and certain funds or investment vehicles advised, managed by, or otherwise affiliated with Oaktree Capital Management, L.P. (the “Oaktree Purchasers,” and together with the Ishbia Support Parties, the “Backstop Purchasers”). Mat Ishbia is our chief executive officer and is the sole manager of and indirectly controls the entity that holds 75% of the equity interests in SFS Group. To the extent that the rights offering is not subscribed at a level that raises $400 million, the Oaktree Purchasers have the option, and the Ishbia Support Parties have the obligation, to purchase securities for the unfunded amount, such that the gross proceeds to us from the rights offering and pursuant to the Backstop Agreement would be at least $400 million. Both the Oaktree Purchasers and the Ishbia Support Parties may purchase securities from us pursuant to the Backstop Agreement through either (i) shares of Class A common stock, at the subscription price, or (ii) junior perpetual non-convertible preferred stock, and an equal amount of warrants to purchase Class A common stock for an aggregate number of warrants equal to 20% of the initial liquidation preference of such preferred stock, as described below under “Summary – Financing Transaction.” In addition, Mat Ishbia has agreed to exercise his basic subscription right relating to the 408,131 shares of Class A common stock that he owns; none of the other Ishbia Support Parties hold Class A common stock.
Our Class A common stock is traded on the NYSE under the symbol “UWMC.” On September 25, 2026, the closing price of our Class A common stock as reported on the NYSE was $1.22. We urge you to obtain a current market price for the shares of our Class A common stock before making any determination with respect to the exercise of your rights.
An investment in our Class A common stock involves a high degree of risks. You should carefully consider the section entitled “Risk Factors” beginning on page S-19 of this prospectus supplement and other risk factors contained in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus before making any investment decision.

	Per Share	Total Maximum(4)
Subscription Price(1)	$2.00	$400,000,000
Maximum Dealer Manager Fee(2)(3)	$0.06	$11,945,512
Proceeds to Us	$1.94	$388,054,488
__________________
(1)Estimated on the basis of the minimum subscription price of $2.00 per share. See “The Offering – Subscription Price.”
(2)In connection with this rights offering, the dealer manager will receive a fee for certain services equal to up to 3% of the subscription price per share for each share issued other than any shares issued to the Ishbia Support Parties and our directors and officers pursuant to the exercise of the basic subscription and/or the oversubscription privilege. The maximum dealer manager fee assumes Mat Ishbia’s full exercise of his basic subscription rights and that all other shares are purchased by stockholders other than SFS Group and our directors and officers. See “Plan of Distribution.”
(3)We estimate that we will incur offering expenses of approximately $1.0 million in connection with this rights offering. We estimate that net proceeds to us after expenses will be approximately $387 million assuming all of the rights are exercised at the estimated subscription price.
(4)Assumes all rights are exercised at the estimated subscription price.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
J.P. Morgan Securities LLC (“J.P. Morgan”) will receive a fee for its role as dealer manager for this rights offering. See “Plan of Distribution.”
None of our board of directors, the dealer manager or the Backstop Purchasers makes any recommendation to rights holders regarding whether they should exercise or sell their rights. As a result of the terms of this rights offering, stockholders who do not fully exercise their subscription rights will own, upon completion of this rights offering, a smaller proportional interest in our Class A common stock than otherwise would be the case had they fully exercised their rights. See “Risk Factors” beginning on page S-19 of this prospectus supplement for more information.
If you have any questions or need further information about this rights offering, please call D.F. King & Co., Inc. (“D.F. King”), our information agent for this rights offering, at (866) 406-2284 (toll-free) or by email at uwmc@dfking.com.
It is anticipated that delivery of the Class A common stock purchased in this rights offering will be made on or about November 17, 2026.
The dealer manager for the rights offering is:

J.P. Morgan
The date of this prospectus supplement is September 29, 2026.

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT
PROSPECTUS
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying base prospectus are part of an automatic registration statement that we have filed with the Securities and Exchange Commission (the “Commission”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may from time to time sell any combination of the securities as described in the accompanying prospectus in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of the rights offering.
When we refer to this “prospectus,” we are referring to both the prospectus supplement and the accompanying base prospectus combined. Any statement contained in this prospectus supplement modifies or supersedes any statement contained in the accompanying base prospectus. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in any document incorporated by reference in this prospectus supplement that was filed with the Commission before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference in this prospectus supplement - the statement in the document having the later date modifies or supersedes the earlier statement.
We are responsible only for the information contained in or incorporated by reference in this prospectus and any permitted free writing prospectus. Neither we nor the dealer manager have authorized anyone to provide you with different information. Neither we nor the dealer manager take responsibility for, and can provide assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus and the documents incorporated by reference in this prospectus is accurate only as of the date of their respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
The distribution of this prospectus and the rights offering may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the rights offering and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
This prospectus and the information incorporated herein or therein by reference contains market data, industry statistics and other data that have been obtained or compiled from information made available by independent third parties. We have not independently verified the accuracy and completeness of such data.
Unless otherwise indicated or the context otherwise requires, when used in this prospectus, the terms “UWMC” refers to UWM Holdings Corporation, “we,” “our,” and “us” refers to UWM Holdings Corporation and its subsidiaries on a consolidated basis, and "Holdings LLC" means UWM Holdings, LLC, a direct subsidiary of UWMC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus and the documents incorporated by reference into this prospectus supplement contain forward-looking statements regarding:
•our financial and operational performance;
•future loan originations;
•our client-based business strategies, business model, strategic initiatives, competitive advantages;
•the impact of interest rate risks on our business;
•the benefits and risks associated with the exchange at any time by SFS Holding Corp., an affiliate of UWMC (“SFS Corp.”), of Class B common units of Holdings LLC and shares of our Class D common stock (collectively, the “Paired Interests”) into, at the option of UWMC, either, (a) cash or (b) one share of our Class B common stock;
•the delays or failures to sell or securitize loans in the secondary market and its impact on our financial performance;
•our hedging and risk mitigation strategies, including the natural hedges provided by our originations;
•our ability to successfully implement our hedging and risk mitigation strategies and the impact of unanticipated macroeconomic factors on such strategy;
•the impacts of defaults on our business;
•the potential impact of technological developments on our operations;
•the impact of new tax laws and regulations on our financial results;
•our accounting policies and the impacts to our agreements and financial results;
•the renewal of our sale and repurchase and other financing agreements upon their maturity;
•the quality of our loan portfolio;
•our ability to increase or decrease the size of our warehouse lines to reflect anticipated increases or decreases in volume;
•macroeconomic conditions that may affect our business and the mortgage industry in general;
•the opportunity to sell our mortgage servicing rights (“MSRs”) and excess servicing;
•the impact of pending litigation on our financial position and the outcome of such litigation;
•the sufficiency of our liquidity;
•our repurchase and indemnification obligations for loans sold to investors and other contractual indemnification obligations; and
•other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date hereof, unless otherwise required by law. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:
•our dependence on macroeconomic and U.S. residential real estate market conditions, including changes in U.S. monetary policies that affect interest rates and inflation;
•our reliance on our warehouse and other short-term financing facilities to fund mortgage loans and otherwise operate our business, leveraging of assets under these facilities and the risk of a decrease in the value of the collateral underlying certain of our facilities causing an unanticipated margin call;
•our ability to access, and increase, warehouse lines to meet our anticipated growth;
•the impact of actions taken by the presidential administration, including actions that could adversely impact inflation, interest rates, consumer discretionary income and confidence and home building starts, which could adversely affect our loan origination volume and profitability;
•our ability to sell loans in the secondary market, including to government sponsored enterprises (“GSEs”), and to securitize our loans into mortgage-backed securities through the GSEs and Government National Mortgage Association (“Ginnie Mae”), and our ability to sell MSRs in the bulk MSR secondary market;
•our dependence on the GSEs and the risk of changes to these entities and their roles, including, as a result of GSE reform, termination of the GSE's conservatorships or efforts to increase the capital levels of the GSEs;
•changes in the GSEs’, Federal Housing Administration (“FHA”), U.S. Department of Agriculture (“USDA”) and U.S. Department of Veterans Affairs (“VA”) guidelines or GSE and Ginnie Mae guarantees;
•our ability to comply with all rules and regulations in connection with the launch of our internal servicing platform;
•our dependence on licensed residential mortgage officers or entities, including brokers that arrange for funding of mortgage loans, or banks, credit unions or other entities that use their own funds or warehouse facilities to fund mortgage loans, but in any case do not underwrite or otherwise make the credit decision with regard to such mortgage loans to originate mortgage loans, as well as changes in banking regulations and capital requirements which may impact the availability of warehouse financing or otherwise affect liquidity in the residential mortgage industry;
•our inability to continue to grow, or to effectively manage the growth of, our loan origination volume;
•our ability to continue to attract and retain our independent mortgage broker relationships;
•the occurrence of a data breach or other failure in our cybersecurity or information security systems;
•reliance on third-party software and services in our operations;
•reliance on third-party sub-servicers to service our mortgage loans or our mortgage servicing rights;
•the occurrence of data breaches or other cybersecurity failures at our third-party sub-servicers or other vendors;
•intense competition in the mortgage industry;

•our ability to implement and maintain technological innovations in our operations;
•loss of key management;
•our ability to continue to comply with the complex state and federal laws, regulations and practices applicable to mortgage loan origination and servicing in general, including maintaining the appropriate state licenses, managing the costs and operational risk associated with material changes to such laws and the impact of recent changes in federal and state government administrations;
•errors or the ineffectiveness of internal and external models or data we rely on to manage risk and make business decisions;
•fines or other penalties associated with the conduct of independent mortgage brokers;
•the risk that we are or may become subject to legal actions that if decided adversely, could be detrimental to our business; and
•those risks described in this prospectus supplement and in Item 1A - Risk Factors in our 2025 Annual Report on Form 10-K, as well as those described from time to time in our other filings with the Commission.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING
The following are examples of what we anticipate will be common questions about this rights offering. The answers are based on selected information from this prospectus supplement and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about this rights offering. This prospectus supplement and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of this rights offering and provide additional information about us and our business, including potential risks related to this rights offering, our common stock and our business.
Exercising the rights and investing in our Class A common stock involves risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page S-19 of this prospectus supplement and all other information included or incorporated by reference in this prospectus supplement in its entirety before you decide whether to exercise your rights.
Why are we conducting this rights offering?
We are conducting this rights offering as part of a $2.05 billion strategic capital partnership (the “Financing”) with Oaktree Capital Management, L.P. (“Oaktree”) that we entered into on August 5, 2026. The initial investment was made pursuant to a securities purchase agreement, dated as of August 5, 2026 (the “Securities Purchase Agreement”), by and among UWMC, the Oaktree Purchasers, SFS Corp., Mat Ishbia, and SFS Group (the “Ishbia Purchasers”), pursuant to which we sold $1.65 billion of Series A Preferred Stock (as defined below) and warrants to purchase an aggregate of 330 million shares of Class A common stock. The second step of the investment is this rights offering, pursuant to which we agreed to raise at least $400 million from the sale of 200 million shares of Class A common stock or, to the extent that the rights offering is not subscribed at a level that raises $400 million, the Oaktree Purchasers have the option, and the Ishbia Support Parties have the obligation, pursuant to the Backstop Agreement, to purchase securities for the unfunded deficit. See “Summary – Financing.” We expect to receive gross proceeds of at least $400 million from the rights offering and pursuant to the Backstop Agreement. We chose to raise the additional $400 million required as part of the Financing pursuant to a rights offering because it gives existing stockholders the opportunity to participate on a pro rata basis and, if all stockholders exercise their rights, avoid or limit dilution of their ownership interests in us.
What is a rights offering?
A rights offering is a distribution of subscription rights on a pro rata basis to all stockholders of a company. We are distributing to holders of our Class A common stock as of 5:00 p.m. Eastern Time on October 2, 2026, the record date, at no charge, subscription rights to purchase shares of our Class A common stock. You will receive one transferable subscription right for every share of our Class A common stock you owned as of 5:00 p.m. Eastern Time on the record date. The subscription rights will be evidenced by rights certificates.
What is a subscription right?
Each subscription right gives our stockholders the opportunity to purchase shares of our Class A common stock for the subscription price per whole share of common stock and carries with it a basic subscription right and an over-subscription right, as described below.
How many shares may I purchase if I exercise my subscription rights?
The basic subscription right gives our stockholders the opportunity to purchase additional shares of Class A common stock on a pro rata basis relative to their ownership interest in us as of the record date. As of September 25, 2026, we had outstanding 345,098,878 shares of Class A common stock. As a result, each right would have entitled its holder to approximately 0.57 shares of our Class A common stock as of such date, which is subject to change as of the record date. For example, based on the number of outstanding shares of Class A common stock as of September 25, 2026, if you owned 1,000 shares of our Class A common stock on the record date, you would be granted 1,000 rights and, have the right to purchase 570 shares of our Class A common stock at the subscription price per share under the basic subscription right (rounded down to the nearest whole share as described herein).

You may exercise any number of your basic subscription rights, or you may choose not to exercise any basic subscription rights.
The over-subscription right of each subscription right entitles you, if you have fully exercised your basic subscription right, to subscribe for additional shares of our Class A common stock at the same subscription price per share on a pro rata basis if any shares are not purchased by other holders of subscription rights under their basic subscription rights as of the expiration date. Pro rata means in proportion to the number of shares of our Class A common stock that all rights holders who have fully exercised their basic subscription rights on their Class A common stock holdings have requested to purchase pursuant to the over-subscription right.
If you hold your shares in street name through a broker, bank, or other nominee who uses the services of The Depository Trust Company (“DTC”), then DTC will issue one transferable subscription right to your nominee for every share of our Class A common stock you own at the record date. As in the example above, if you owned 1,000 shares of our Class A common stock on the record date, your nominee would receive 1,000 subscription rights and you would have the right to purchase 570 shares of our Class A common stock at the subscription price per share under the basic subscription right (rounded down to the nearest whole share as described herein).
What is the subscription price?
The subscription price per share will equal the greater of $2.00 and 85% of the volume-weighted average of the sales prices of our shares of Class A common stock on the NYSE for the ten consecutive trading days ending on the third trading day immediately prior to the expiration date, or November 9, 2026 (or, if the rights offering is extended, on the third trading day immediately preceding the extended expiration date). In no event will the subscription price be less than $2.00. Based on the price of our Class A common stock as of the ten trading days prior to the date of this prospectus supplement, the subscription price would have been $2.00.
How was the subscription price per share determined?
The subscription price was determined by the board of directors in connection with the negotiation of the terms of the Financing with the Oaktree Purchasers, including the Securities Purchase Agreement and the Backstop Agreement. On August 4, 2026, the members of the audit committee (the “Audit Committee”) of the board of directors, reviewed the material terms of the Securities Purchase Agreement, the two separate warrant agreements (collectively, the "Warrant Agreements") for the Class A warrants (the “Class A Warrants”) and Class B Warrants (the “Class B Warrants,” and together with the Class A Warrants, the “Warrants”) and the Backstop Agreement, including the related transactions and the interest of Mat Ishbia through his respective beneficial ownership of equity interests in SFS Group and SFS Corp. The Audit Committee, unanimously (i) determined that the Securities Purchase Agreement, Warrant Agreements and the Backstop Agreement and each of the transactions contemplated therein, were in the best interest of UWMC and its stockholders and (ii) approved the Securities Purchase Agreement, the Warrant Agreement and the Backstop Agreement and each of the transactions contemplated therein. The board of directors unanimously approved the Securities Purchase Agreement, Warrant Agreements and the Backstop Agreement and each of the transactions contemplated therein.
The subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. As a result, you should not consider the subscription price to be an indication of the fair value of the Class A common stock to be offered in this rights offering.
How does the subscription price per compare to the trading price of our Class A common stock?
Our Class A common stock currently trades below the minimum $2.00 subscription price per share. In addition, there can be no assurance that our Class A common stock will trade at prices near or above the subscription price after the date of this prospectus supplement. You should not consider the subscription price to be an indication of the fair value of our Class A common stock or the price at which our Class A common stock or a subscription right will trade following this rights offering.

Will fractional shares be issued upon exercise of the subscription rights?
No. We will not issue fractional shares of Class A common stock in this rights offering. Any fractional shares of our Class A common stock created by the exercise of the subscription rights will be rounded down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned by mail promptly after the expiration of this rights offering, without interest or deduction.
What if there is an insufficient number of shares to satisfy the over-subscription requests?
If there is an insufficient number of shares of our Class A common stock available to fully satisfy the over-subscription requests of rights holders, rights holders who exercised their over-subscription right will receive the available shares pro rata based on the number of shares each rights holder has subscribed for under the over-subscription right. Any excess subscription payments will be returned by mail, without interest or deduction, promptly after the expiration of this rights offering.
What will happen if I choose not to exercise my subscription rights?
If you do not exercise your subscription rights, the number of shares of our Class A common stock you own will not change. If you choose not to exercise your basic subscription rights in full, however, the relative percentage of our shares of Class A common stock that you own could substantially decrease, and your voting rights could be substantially diluted. Additionally, if you do not exercise your basic subscription right in full, you will not be entitled to the over-subscription right.
Am I required to exercise all of the subscription rights I receive in this rights offering?
No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our Class A common stock you own will not change. However, the relative percentage of shares of our Class A common stock that you own could substantially decrease, and your voting rights could be substantially diluted. Additionally, if you do not exercise your basic subscription right in full, you will not be entitled to the over-subscription right.
How soon must I act to exercise my subscription rights?
The subscription rights may be exercised during the period commencing on October 5, 2026, and ending at 5:00 p.m., Eastern Time, on November 12, 2026, unless extended as described below in “Can our board of directors cancel, amend or extend this rights offering?”, which we refer to as the subscription period. If you elect to exercise any subscription rights, the subscription agent must actually receive all required documents and payments from you or your broker or nominee at or before the expiration date. If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering-Guaranteed Delivery Procedures.” In some cases, you may be required to provide additional documentation.
When will I receive my rights certificate?
Promptly after the date of this prospectus supplement, the subscription agent will send a rights certificate to each registered holder of our Class A common stock as of 5:00 p.m. Eastern Time on the record date, based on our stockholder registry maintained at the transfer agent for Class A common stock. If you hold your shares of Class A common stock in “street name” through a brokerage account, bank, or other nominee, you will not receive a physical rights certificate. Instead, as described in this prospectus supplement, you must instruct your broker, bank, or nominee whether or not to exercise subscription rights on your behalf. If you wish to obtain a separate rights certificate, you should promptly contact your broker, bank, or other nominee and request a separate rights certificate. It is not necessary to have a physical rights certificate to elect to exercise your subscription rights if your shares are held by a broker, bank, or other nominee.

If I do not exercise my subscription rights, may I transfer or sell my subscription rights?
Yes. The subscription rights will be transferable during the course of the subscription period. Trading in the subscription rights on a “when-issued” basis on the NYSE under the symbol “UWMC RTWI” is scheduled to begin on October 1, 2026. Trading in the subscription rights on a “regular way” basis on the NYSE under the symbol “UWMC RT” is scheduled to begin on October 6, 2026, and continue until close of trading on the NYSE on November 11, 2026, the last business day prior to the scheduled expiration date of this rights offering (or, if the offer is extended, on the business day immediately preceding the extended expiration date). As a result, you may transfer or sell your subscription rights during the course of the subscription period if you do not want to purchase any shares of Class A common stock. The rights are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance that a market for the rights will develop or, if a market does develop, as to how long it will continue or at what prices the rights will trade. Therefore, we cannot assure you that you will be able to sell any of your rights or as to the value you may receive in a sale. The subscription agent will only facilitate subdivisions or transfers of the physical subscription rights until 5:00 p.m., Eastern Time, on November 5, 2026, five (5) business days prior to November 12, 2026, the scheduled expiration date (or if this rights offering is extended, on or before three business days prior to the extended expiration date).
Are there any conditions to the completion of this rights offering?
There are no conditions precedent to the rights offering.
Who will receive the proceeds from this rights offering?
We expect to receive gross proceeds of an aggregate of $400 million from the rights offering and pursuant to the Backstop Agreement. We will use the net proceeds and a portion of the proceeds from the issuance of the Series A Preferred Stock pursuant to the Securities Purchase Agreement to redeem the $500.0 million aggregate principal amount of our outstanding 5.750% Senior Notes due 2027 (the “2027 Senior Notes”) promptly after the completion of the rights offering. See “Use of Proceeds.”
Will our executive officers and directors exercise their subscription rights?
Our executive officers and directors may participate in this rights offering at the same subscription price as all other stockholders, but other than Mat Ishbia who is obligated pursuant to the Backstop Agreement to exercise his basic subscription right, none of our executive officers and directors are obligated to so participate.
What is the Backstop Commitment?
Pursuant to the Backstop Agreement, to the extent that the rights offering is not subscribed at a level that raises $400 million, the Oaktree Purchasers have the option, and the Ishbia Support Parties have the obligation to purchase securities for the unfunded amount, such that the gross proceeds to us from the rights offering and pursuant to the backstop agreement would be at least $400 million. Both the Oaktree Purchasers and the Ishbia Support Parties may purchase securities from us pursuant to the Backstop Agreement through either (i) shares of Class A common stock, at the subscription price, or (ii) junior perpetual non-convertible preferred stock, and an equal amount of warrants to purchase Class A common stock for an aggregate number of warrants equal to 20% of the initial liquidation preference of such preferred stock, as described below under “Summary – Financing Transaction.”
Can our board of directors terminate, amend or extend this rights offering?
Yes. Our board of directors may terminate, amend or extend this rights offering at any time prior to the expiration date with the prior consent of the Backstop Purchasers. If our board of directors terminates this rights offering, any money received from subscribing stockholders will be returned, without interest or deduction, promptly after such termination. If our board of directors extends this rights offering, we will issue a press release notifying stockholders of the extension of the expiration date as promptly as practicable, but in no event later than 9:00 a.m. Eastern Time on the next business day following the most recently announced expiration date.

Has our board of directors made a recommendation to our stockholders regarding the exercise of subscription rights under this rights offering?
No. Our board of directors has not made, nor will it make, any recommendation to stockholders regarding the exercise of subscription rights under this rights offering. You should make an independent investment decision about whether or not to exercise your subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our Class A common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise or sell your subscription rights, your unexercised subscription rights will be null and void and will have no value, and if you do not exercise your subscription rights in full, your percentage ownership interest in us will be materially diluted. For more information on the risks of participating in this rights offering, see the section of this prospectus supplement entitled “Risk Factors.”
How do I exercise my subscription rights? What forms and payment are required to purchase the shares of Class A common stock?
If you wish to participate in this rights offering, you must take the following steps, unless your shares are held by a broker, bank, or other nominee:
•deliver payment to the subscription agent using the methods outlined in this prospectus supplement; and
•deliver a properly completed rights certificate to the subscription agent at or before 5:00 p.m., Eastern Time, on November 12, 2026, unless extended.
If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the rights certificate, the payment received will be applied to exercise your basic subscription right. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription right, any payment in excess of that required to exercise your basic subscription right will be refunded. If the payment exceeds the subscription price for the full exercise of the basic and over-subscription rights (to the extent specified by you), the excess will be refunded. You will not receive interest on any payments refunded to you under this rights offering.
If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering-Guaranteed Delivery Procedures.” In some cases, you may be required to provide additional documentation.
Will I be charged a sales commission or a fee if I exercise my rights?
We will not charge a brokerage commission or a fee to rights holders for exercising their rights. If you exercise your rights through a broker, bank or other nominee, however, you will be responsible for any fees charged by your broker, bank or nominee. If you sell your rights, you will be responsible for any fees, taxes or commissions relating to that sale.
What should I do if I want to participate in this rights offering, but my shares are held in the name of my broker, bank, or other nominee?
If you hold your shares of our Class A common stock in the name of a broker, bank, or other nominee, then your broker, bank, or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of Class A common stock you wish to purchase.
If you wish to participate in this rights offering and purchase shares of Class A common stock, please promptly contact the record holder of your shares. We will ask your broker, bank, or other nominee to notify you of this rights offering. You should complete and return to your record holder the form entitled “Beneficial Holder Election Form” (or such other documents required by your broker, bank, or other nominee). You should receive this form from your record holder with the other rights offering materials.

If I exercise my subscription rights, when will I receive my new shares?
We will issue the shares for which subscriptions pursuant to the basic subscription right and the over-subscription right have been properly received promptly following the expiration date if we have received a properly completed and executed rights certificate, together with payment of the subscription price for each share of Class A common stock subscribed for pursuant to the basic subscription right and over-subscription right (and after all pro rata allocations and adjustments have been completed with respect to the over-subscription right and taking into account the guaranteed delivery period).
After I send in my payment and rights certificate, may I change or cancel my exercise of subscription rights?
No. All exercises of subscription rights are irrevocable, subject to applicable law, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our Class A common stock at the subscription price.
If this rights offering is not completed, will my subscription payment be refunded to me?
Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of this rights offering. If this rights offering is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. If your shares are held in the name of a custodian bank, broker, dealer, or other nominee, it may take longer for you to receive the refund of your subscription payment than if you were a record holder of your shares because the subscription agent will return payments through the record holder of your shares.
If I exercise my over-subscription rights and am allocated less than all of the shares of Class A common stock for which I wish to subscribe, when and how will I receive my refund for my excess subscription payment?
If you exercised your over-subscription right and are allocated less than all of the shares of our Class A common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by Equiniti Trust Company, LLC, the subscription agent, by mail, without interest or deduction, promptly after the expiration date. If your shares are held in the name of a custodian bank, broker, dealer, or other nominee, it may take longer for you to receive the refund of your subscription payment than if you were a record holder of your shares because the subscription agent will return payments through the record holder of your shares.
Are there risks in exercising my subscription rights?
Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our Class A common stock and should be considered as carefully as you would consider any other equity investment. You should carefully read the section entitled “Risk Factors” beginning on page S-19 of this prospectus supplement and all other information included or incorporated by reference in this prospectus supplement in its entirety before you decide whether to exercise your subscription rights.
How do I exercise my subscription rights if I live outside the United States?
The subscription agent will hold rights certificates for stockholders having addresses outside the United States. In order to exercise subscription rights, holders with addresses outside the United States must notify the subscription agent and timely follow other procedures described in the section of this prospectus supplement entitled “The Rights Offering-Foreign Stockholders.”
What are the U.S. federal income tax consequences of the receipt or exercise of subscription rights?
We believe and intend to take the position that the subscription rights issued pursuant to the rights offering are not part of a “disproportionate distribution,” within the meaning of Section 305(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and therefore, you should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of the subscription rights in the rights offering. The disproportionate distribution rules are complicated, however, and their application is uncertain. You should consult your tax advisor as to the particular consequences to you of this rights offering. For a detailed discussion, see the section of this prospectus supplement entitled “Material U.S. Federal Income Tax Considerations.”
To whom should I send my forms and payment?
If your shares are held in the name of a broker, bank, or other nominee, then you should send the nominee holder certification, notice of guaranteed delivery (if applicable), and payment to that record holder in accordance with the instructions you receive from that record holder. If you are the record holder, then you should send the nominee holder certification, notice of guaranteed delivery (if applicable), and rights certificate by hand delivery, first class mail, or courier service to:

By Mail:	By Overnight Courier:
Equiniti Trust Company, LLC	Equiniti Trust Company, LLC
Operations Center 1110 Centre Pointe Curve, Suite #101	Operations Center 1110 Centre Pointe Curve, Suite #101
Mendota Heights, MN 55120	Mendota Heights, MN 55120
Attn: Onbase – Reorganization Depart.	Attn: Onbase – Reorganization Depart.
If you are a record holder, your payment of the subscription price must be made in United States dollars for the full number of shares of Class A common stock for which you are subscribing by personal check drawn upon a United States bank payable to the subscription agent at the address set forth above.
You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.
Whom should I contact if I have other questions?
If you have other questions or need assistance, please contact the information agent, D.F. King, at (866) 406-2284 or by email at uwmc@dfking.com. For a more complete description of this rights offering, see “The Rights Offering” beginning on page S-27.
Key Dates for the Rights Offering

Rights begin trading on a “when-issued” basis under ticker “UWMC RTWI”	October 1, 2026
Ex-rights date of the Class A common stock	October 2, 2026
Record date	5:00 p.m., Eastern Time, on October 2, 2026
Launch of rights offering and distribution of rights	October 5, 2026
Rights begin “regular way” trading under ticker “UWMC RT”	October 6, 2026
Announcement of subscription price	Close of trading on November 9, 2026
Trading of rights ends	Close of trading on November 11, 2026
Expiration date	5:00 p.m., Eastern Time, on November 12, 2026
Notice of guaranteed delivery due	5:00 p.m., Eastern Time, on November 13, 2026

PROSPECTUS SUMMARY
The following summary contains selected information about us and about this rights offering. It does not contain all of the information that is important to you and your investment decision. Before you make an investment decision, you should review this prospectus in its entirety, including matters set forth under “Risk Factors” and the more detailed information and financial statements included or incorporated by reference herein, including our audited consolidated financial statements and the related notes thereto included in our 2025 Annual Report on Form 10-K and our unaudited interim consolidated financial statements and the related notes thereto included in our Quarterly Reports on Form 10-Q. Some of the statements in the following summary constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”
Company Overview
We are the largest overall residential mortgage lender in the U.S., by closed loan volume, despite originating mortgage loans exclusively through the wholesale channel. For the last eleven years, including the year ended December 31, 2025, we have also been the largest wholesale mortgage lender in the U.S. by closed loan volume. With a culture of continuous innovation of technology and enhanced client experience, we lead our market by building upon our proprietary and exclusively licensed technology platforms, superior service and focused partnership with the independent mortgage broker community. We originate primarily conforming and government loans across all 50 states and the District of Columbia.
Integral components of our strategy are (i) continuing our leadership position in the growing wholesale channel by investing in technology, including AI, and partnership tools designed to meet the needs of independent mortgage brokers and their customers, (ii) capitalizing on our strategic advantages which include a singular focus on the wholesale channel, that allows us to quickly adapt to market conditions and opportunities, and ample capital and liquidity, (iii) employing our six pillars to drive a unique culture that we believe results in a durable competitive advantage, (iv) originating high quality loans, the vast majority of which are backed directly or indirectly by the federal government, and (v) minimizing market risks and maximizing opportunities in different macroeconomic environments.
We focus primarily on originating conventional, agency-eligible loans that can be sold to Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”) or transferred to Ginnie Mae pools for sale in the secondary market. Our conventional agency-conforming loans meet the general underwriting guidelines established by Fannie Mae and Freddie Mac. Loans that are written under the FHA program, the VA program or the USDA program are guaranteed by the governmental agencies and then transferred to Ginnie Mae pools for sale in the secondary market.
Our principal executive offices are located at 585 South Boulevard E, Pontiac, Michigan 48341 and our telephone number is (800) 981-8898. We were founded in 1986 and were incorporated in Delaware on June 12, 2019 and commenced operations as a publicly traded company on January 22, 2021, upon completion of a merger with Gores Holdings IV, Inc.
Issuance of Preferred Stock and Warrants
On August 5, 2026, we announced the Financing with Oaktree. The initial investment was made pursuant to the Securities Purchase Agreement with the Oaktree Purchasers and the Ishbia Purchasers. Pursuant to the Securities Purchase Agreement, on August 5, 2026, we issued $1.65 billion in Series A Preferred Stock, Class A Warrants to purchase 165 million shares of Class A common stock with an exercise price of $6.00 per share and Class B Warrants to purchase 165 million shares of Class A common stock with an exercise price of $2.00 per share for aggregate total consideration of $1.65 billion. Pursuant to the Securities Purchase Agreement, we issued and sold to the Oaktree Purchasers: (a) 1,500,000 shares of Series A-1 Preferred Stock, par value $0.0001 per share of UWMC (the “Series A-1 Preferred Stock”), (b) Class A Warrants to purchase 150,000,000 shares of Class A common stock and (c) Class B Warrants to purchase 150,000,000 shares of Class A common stock for an aggregate consideration of $1.5 billion. As a condition to the Oaktree Purchasers’ purchase of $1.5 billion in Series A-1 Preferred Stock, SFS Group was required to purchase $150 million of our Series A-2 Preferred Stock, par value $0.0001 per share (the “Series A-2 Preferred Stock,” and together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”)

on substantially the same economic terms as the Oaktree Purchasers. Consequently, we issued and sold to SFS Group: (a) 150,000 shares of our Series A-2 Preferred Stock, (b) Class A Warrants to purchase 15,000,000 shares of Class A common stock and (c) Class B Warrants to purchase 15,000,000 shares of Class A common stock, for an aggregate consideration of $150,000,000. We used the net proceeds from the issuance and sale of the Series A Preferred Stock pursuant to the Securities Purchase Agreement to pay down a portion of the amount outstanding under the MSR financing facilities, net of the amount needed to redeem the outstanding 2027 Senior Notes in excess of the estimated net proceeds from this rights offering.
Both the Class A Warrants and Class B Warrants were issued with exercise prices above the closing price of our Class A common stock on the NYSE on August 5, 2026. The Warrants are only exercisable for cash and do not provide for net settlement and are exercisable until August 5, 2036, at which time any unexercised Warrants will expire. Consequently, to the extent that the Class A Warrants are exercised in full, we would receive $990 million in additional capital upon exercise and to the extent that the Class B Warrants are exercised in full, we would receive $330 million in additional capital upon exercise.
Backstop Agreement
In connection with the Financing, we agreed to raise cash proceeds of at least $400 million from the sale of 200,000,000 shares of Class A common stock through this rights offering. On August 5, 2026, we entered into the Backstop Agreement with the Oaktree Purchasers and the Ishbia Support Parties. To the extent that the rights offering is not subscribed at a level that raises $400 million, the Oaktree Purchasers have the option, and the Ishbia Support Parties have the obligation, to purchase securities for the unfunded amount, such that the gross proceeds to us from the rights offering and pursuant to the Backstop Agreement would be at least $400 million. Both the Oaktree Purchasers and the Ishbia Support Parties may purchase securities from us pursuant to the Backstop Agreement through either (i) up to 200,000,000 shares of Class A common stock, at the subscription price, or (ii) junior perpetual non-convertible preferred stock which is similar to the Series A-2 Preferred Stock, except that it is further subordinated to the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, with an initial liquidation value of up to $400 million, and up to 40,000,000 Class A Warrants and 40,000,000 Class B Warrants to purchase Class A common stock, which is equal to 20% of the initial liquidation preference of such preferred stock. In addition, Mat Ishbia has agreed to exercise his basic subscription right relating to the 408,131 shares of Class A common stock that he owns; none of the other Ishbia Support Parties hold Class A common stock.

Rights Offering Summary
The following summary describes the principal terms of the rights offering, but it is not intended to be a complete description of the offering. See the information under the heading “The Rights Offering” in this prospectus supplement for a more detailed description of the terms and conditions of the rights offering.

Issuer	UWM Holdings Corporation

Securities offered	On October 5, 2026, the distribution date, we are distributing to you, at no charge, one transferable subscription right for each whole share of Class A common stock that you owned as of 5:00 p.m., Eastern Time, on October 2, 2026, the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as a beneficial owner of those shares. The subscription rights will be evidenced by rights certificates.

Basic subscription right
The basic subscription right will entitle you to purchase additional shares of Class A common stock on a pro rata basis relative to your ownership interest in us as of the record date.
As of September 25, 2026, we had outstanding 345,098,878 shares of Class A common stock. As a result, each right would have entitled its holder to approximately 0.57 shares of our Class A common stock as of such date, which is subject to change as of the record date. You may exercise any number of your basic subscription rights, or you may choose not to exercise any basic subscription rights.

Over-subscription right
You may subscribe for additional shares of Class A common stock upon delivery of the required documents and payment of the subscription price, before the expiration of this rights offering. You may only exercise your over-subscription right if you exercised your basic subscription right in full, including payment of the subscription price therefor, and other holders of rights do not exercise their basic subscription rights in full.
If there are not enough shares of our Class A common stock to satisfy all subscriptions made under the over-subscription right, we will allocate the remaining shares of our Class A common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. “Pro rata” means in proportion to the number of shares of our Class A common stock that you and the other rights holders have subscribed for pursuant to the over-subscription right.
You must exercise your over-subscription right at the same time you exercise your basic subscription right in full. In exercising the over-subscription right, you must pay the full subscription price for all the shares you are electing to purchase. If you exercised your over-subscription right and are allocated less than all of the shares of our Class A common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, promptly after the expiration of this rights offering.

Subscription price	The subscription price per share will equal the greater of $2.00 and 85% of the volume-weighted average of the sales prices of our shares of Class A common stock on the NYSE for the ten consecutive trading days ending on the third trading day immediately prior to the expiration date, or November 9, 2026 (or, if the rights offering is extended, on the third trading day immediately preceding the extended expiration date). To be effective, any payment related to the exercise of a right must clear before the rights offering expires.

Record date	5:00 p.m., Eastern Time, on October 2, 2026.

Distribution date	October 5, 2026.

Commencement date of subscription period	October 5, 2026.

Expiration date	5:00 p.m., Eastern Time, on November 12, 2026 unless extended by us. If you do not exercise your rights at or before the expiration date of this rights offering, your unexercised rights will be null and void and will have no value. We will not be obligated to honor your exercise of rights if the subscription agent receives the documents and payment of the subscription price relating to your exercise after this rights offering expires, regardless of when you transmitted the documents, provided that if you wish to exercise rights, but you do not have sufficient time to deliver the rights certificate evidencing your rights to the subscription agent before the expiration of the subscription period, you may exercise your rights by guaranteed delivery procedures described under “The Rights Offering - Guaranteed Delivery Procedures.”

Use of proceeds	We expect to receive approximately $400 million of gross proceeds from this rights offering and pursuant to the Backstop Agreement. We intend to use the net proceeds and a portion of the proceeds from the issuance of the Series A Preferred Stock pursuant to the Securities Purchase Agreement to redeem our 2027 Senior Notes promptly after the completion of the rights offering. See “Use of Proceeds.”

Transferability of subscription rights
The subscription rights are transferable and are expected to trade until the close of trading on the NYSE on November 11, 2026 (or if the offer is extended, on the business day immediately preceding the extended expiration date). The subscription rights are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance that a market for the subscription rights will develop or, if a market does develop, as to how long it will continue or at what prices the rights will trade.
Trading in the subscription rights on a “when-issued” basis on the NYSE under the symbol “UWMC RTWI” is scheduled to begin on October 1, 2026. Trading in the subscription rights on a “regular way” basis on the NYSE under the symbol “UWMC RT” is scheduled to begin on October 6, 2026, and continue until close of trading on the NYSE on November 11, 2026, the last business day prior to the scheduled expiration date of this rights offering (or if the offer is extended, on the business day immediately preceding the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee, or other nominees for more information about trading of the rights.
If you are a record holder of a rights certificate, you may transfer your subscription rights through the subscription agent, in which case you must deliver your properly executed rights certificate, with appropriate instructions, to the subscription agent. The subscription agent will only facilitate subdivisions or transfers of the physical rights certificates until 5:00 p.m., Eastern Time, on November 5, 2026, five (5) business days prior to November 12, 2026, the scheduled expiration date (or if this rights offering is extended, on or before five business days prior to the extended expiration date).

See “The Rights Offering-Rights Will Trade Publicly” and “The Rights Offering-Transfers and Sales of Rights.”

No board recommendation
Our board of directors has not made, nor will it make, any recommendation to stockholders regarding the exercise of rights under this rights offering.
You should make an independent investment decision about whether or not to exercise your rights. For more information on the risks of participating in this rights offering, see the section of this prospectus supplement entitled “Risk Factors.”

Minimum subscription amount	There is no minimum subscription requirement. We will consummate this rights offering regardless of the amount raised from the exercise of basic subscription rights and over-subscription rights by the expiration date.

Maximum offering size	We will issue a maximum of 200,000,000 shares of Class A common stock pursuant to this rights offering. This amount represents the aggregate number of shares of Class A common stock that can be purchased pursuant to the basic subscription rights.

Backstop commitment
Pursuant to the Backstop Agreement, to the extent that the rights offering is not subscribed at a level that raises $400 million, the Oaktree Purchasers have the option, and the Ishbia Support Parties have the obligation to purchase securities for the unfunded amount, such that the gross proceeds to us from the rights offering and pursuant to the Backstop Agreement would be at least $400 million. Both the Oaktree Purchasers and the Ishbia Support Parties may purchase securities from us pursuant to the Backstop Agreement through either (i) shares of Class A common stock, at the subscription price, or (ii) junior perpetual non-convertible preferred stock, and an equal amount of Warrants to purchase Class A common stock for an aggregate number of Warrants equal to 20% of the initial liquidation preference of such preferred stock. See “The Rights Offering – the Backstop Commitment.”

Conditions, amendment, withdrawal and termination
There are no conditions precedent to the completion of this rights offering.
We reserve the right, with the consent of the Backstop Purchasers, to amend, withdraw or terminate the rights offering at any time for any reason. If this rights offering is terminated, all rights will expire without value, and we will promptly arrange for the refund, without interest or deduction, of all funds received from holders of rights. All monies received by the subscription agent in connection with this rights offering will be held by the subscription agent, on our behalf, in a segregated account. See “The Rights Offering-Conditions, Amendments, Withdrawal and Termination.”

No revocation	All exercises of subscription rights are irrevocable, subject to applicable law, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of Class A common stock at the subscription price per whole share of Class A common stock. Subscription rights that are not exercised at or before the expiration date of this rights offering will expire and will have no value. See “The Rights Offering-No Revocation or Change.”

Material U.S. federal income tax considerations	We believe and intend to take the position that the subscription rights issued pursuant to the rights offering are not part of a “disproportionate distribution,” within the meaning of Section 305(b)(2) of the Code and therefore, you should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of the subscription rights in the rights offering. The disproportionate distribution rules are complicated, however, and their application is uncertain. You should consult your tax advisor as to the particular consequences to you of this rights offering. For a detailed discussion, see the section of this prospectus supplement entitled “Material U.S. Federal Income Tax Considerations.”

Extension	Our board of directors may extend this rights offering at any time prior to the expiration date with the consent of the Backstop Purchasers. Any extension of this rights offering will be followed by an announcement as promptly as practicable, but in no event later than 9:00 a.m., Eastern Time, on the next business day following the most recently announced expiration date.

Procedures for exercising rights
If you are a record holder of shares of Class A common stock, you may exercise your rights by delivering the following to the subscription agent, at or before 5:00 p.m., Eastern Time, on November 12, 2026, the expiration date of this rights offering, unless we extend this rights offering with the consent of the Backstop Purchasers:
•your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation;
•your properly completed and executed notice of guaranteed delivery (if applicable); and
•your full subscription price payment for each share subscribed for under your rights.
If you are a beneficial owner of shares of our Class A common stock whose shares are registered in the name of a broker, bank, or other nominee, you should instruct your broker, bank, or other nominee to exercise your rights and deliver all documents and payment on your behalf at or before 5:00 p.m., Eastern Time, on November 12, 2026, the expiration date of this rights offering, unless extended. See “The Rights Offering-Method of Subscription-Exercise of Rights.”
If you wish to exercise your subscription rights but cannot deliver your rights certificate to the subscription agent prior to the expiration of this rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering-Guaranteed Delivery Procedures.”

Subscription agent	Equiniti Trust Company, LLC.

Information agent	D.F. King. If you have any questions or need further information about this rights offering, please call D.F. King at (866) 406-2284 or by email at uwmc@dfking.com.

Shares outstanding before the rights offering	345,098,878 shares of our Class A common stock were outstanding as of September 25, 2026.

Shares outstanding after completion of the rights offering	Assuming the rights offering is fully subscribed, we anticipate that we will have 545,098,878 shares of our Class A common stock outstanding immediately after completion of the rights offering.

Listing of shares of Class A common stock	Shares of our Class A common stock trade on the NYSE under the symbol “UWMC,” and the shares of Class A common stock to be issued in connection with the rights offering will also be listed on the NYSE under the same symbol.

Risk factors
Investing in our shares of Class A common stock involves substantial risk. You should carefully consider the risk factors set forth in the section entitled “Risk Factors” and the other information contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein, prior to making an investment in our Class A common stock. See “Risk Factors” beginning on page S-19 of this prospectus supplement and “Risk Factors” beginning on page 2 the accompanying base prospectus.

Interests of our executive officers and directors in the rights offering	Our executive officers and directors may participate in this rights offering at the same subscription price as all other stockholders, but other than Mat Ishbia, none of our executive officers and directors are obligated to so participate.

RISK FACTORS
You should carefully consider the risk factors set forth below, the other information contained in this prospectus supplement, including our consolidated financial statements and related notes, and any other risks described in our filings with the SEC, before making an investment decision. Any of the following risks could materially and adversely affect our business, financial condition, results of operations, liquidity and cash flows. In such a case, you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition, results of operations, liquidity and cash flows.
Risks Related to the Rights Offering
The subscription price determined for this rights offering is not necessarily an indication of the fair value of our Class A common stock.
The subscription price was determined in connection with the negotiation of the Securities Purchase Agreement and the Backstop Agreement and will equal the greater of $2.00 and 85% of the volume-weighted average of the sales prices of our shares of Class A common stock on the NYSE for the ten consecutive trading days ending on the third trading day immediately prior to the expiration date, or November 9, 2026 (or, if the rights offering is extended, on the third trading day immediately preceding the extended expiration date). The subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. As a result, you should not consider the subscription price to be an indication of the fair value of the Class A common stock to be offered in this rights offering.
In addition, each subscription right will entitle its holder to purchase additional shares of Class A common stock on a pro rata basis relative to its ownership interest in us as of the record date. As of September 25, 2026, we had outstanding 345,098,878 shares of Class A common stock. As a result, each right would have entitled its holder to purchase approximately 0.57 shares of our Class A common stock as of such date. Because the number of outstanding shares of Class A common stock may fluctuate from time to time as a result of ordinary course changes (for example, vesting of incentive equity awards), such entitlement may decrease as of the record date.
The market price of our Class A common stock may be lower than the subscription price.
On September 25, 2026, the closing price of our Class A common stock as reported on the NYSE was $1.22, which is lower than the minimum subscription price of $2.00. We cannot assure you that the market price of our Class A common stock will be greater than the subscription price prior to the expiration of the rights offering. Once you exercise your rights, you may not revoke the exercise of such subscription rights. Also, the final subscription price will not be determined until the third trading day prior to the expiration of the rights offering, which may be greater than the prevailing market price of our Class A common stock. If that occurs, you may have irrevocably committed to buy shares of our Class A common stock in this rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Until shares of Class A common stock are delivered upon expiration of this rights offering, you will not be able to sell the shares of our Class A common stock that you purchase in this rights offering. Shares of our Class A common stock purchased will be delivered as soon as practicable after expiration of this rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.
This rights offering may cause the price of our Class A common stock to decrease and you may be able to purchase our shares of Class A common stock on the open market at a price below the subscription price.
The announcement of this rights offering, the subscription price, and the number of shares of our Class A common stock we would issue if this rights offering is completed could result in an immediate decrease in the trading price of our Class A common stock. This decrease may occur before the expiration of this rights offering and continue after consummation of this rights offering. If such a decrease occurs, your purchase of shares of our Class A common stock in this rights offering may be at a price greater than the prevailing trading price. Further, if a substantial number of rights are exercised and the holders of the shares of our Class A common stock received upon exercise of those rights choose to sell some or all of those shares, the resulting sales could depress the market price of our Class A common stock. Accordingly, you may be able to purchase our shares of Class A common stock on the open market at a price below the subscription price. On September 25, 2026, the closing price of our Class A common stock as reported on the NYSE was $1.22.
If the rights offering is not fully subscribed and the Backstop Purchasers elect to purchase junior perpetual non-convertible preferred stock and Warrants pursuant to the Backstop Agreement, those newly issued shares of junior perpetual non-convertible preferred stock will be senior to the Class A common stock and the issuance of Class A common stock upon exercise of Warrants would result in additional dilution.
If the rights offering is not fully subscribed and we do not raise at least $400 million, the Backstop Agreement provides that the Oaktree Purchasers, have the option, and the Ishbia Support Parties have the obligation, to fund the difference between the amount raised in the rights offering and $400 million through the purchase of additional securities. Both the Oaktree Purchasers and the Ishbia Support Parties may purchase securities from us pursuant to the Backstop Agreement through either (i) shares of Class A common stock, at the subscription price, or (ii) junior perpetual non-convertible preferred stock, and an equal amount of Warrants to purchase Class A common stock for an aggregate number of Warrants equal to 20% of the initial liquidation preference of such preferred stock. To the extent that either party elects the second option, they would receive newly issued shares of Preferred Stock which would be senior to the Class A common stock with respect to the preferences as to dividends, distributions and payments upon our liquidation, bankruptcy, dissolution and winding up. The payment of the liquidation preferences could result in common stockholders and Warrant holders not receiving any consideration if we were to liquidate, dissolve or wind up, either voluntarily or involuntarily. This liquidation preference may increase over time based on the payment of dividends. In addition, to the extent that either party elects the second option, such party would also receive an equal number of Class A Warrants and Class B Warrants which, upon exercise, could further dilute your ownership.
If you do not exercise your rights in full in this rights offering, you will suffer significant dilution in your percentage ownership of UWMC.
If you do not exercise any rights in this rights offering, the number of shares of our Class A common stock that you own will not change and your percentage ownership will be diluted after completion of this rights offering. In addition, if you do not exercise your rights in full, your percentage ownership will be materially diluted after completion of this rights offering.
We reserve the right, with the consent of the Backstop Purchasers, to cancel, terminate, amend, or extend this rights offering at any time prior to the expiration of the subscription period. If we cancel this rights offering, neither we nor the subscription agent will have any obligation to you, except to return your subscription payments.
We may, with the consent of the Backstop Purchasers, decide not to continue with this rights offering or amend or cancel this rights offering. If this rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or deduction.
No prior market exists for the subscription rights, and a liquid and reliable market for the subscription rights may not develop.
The subscription rights are a new issue of securities with no established trading market and a liquid and reliable market for the subscription rights may not develop, particularly if the market price of the Class A common stock is less than the subscription price. Unless indicated otherwise, the rights are transferable and are expected to trade on the NYSE under the symbol “UWMC RT” until close of trading on the NYSE on November 11, 2026, the last business day prior to the scheduled expiration date of this rights offering (or, if the offer is extended, on the business day immediately preceding the extended expiration date), at which time they will be no longer transferable. We are not responsible if you elect to sell your subscription rights and no public or private market exists to facilitate the purchase of subscription rights. In such event, the subscription rights will expire and will no longer be exercisable or transferable. If you wish to sell your rights or the subscription agent tries to sell rights on your behalf in accordance with the procedures discussed in this prospectus supplement but such rights cannot be sold, or if you provide the subscription agent with instructions to exercise the rights and your instructions are not timely received by the subscription agent or if you do not provide any instructions to exercise your rights, then the rights will expire, will be void, and will have no value.
If you do not act promptly and follow the subscription instructions, your exercise of rights may be rejected.
Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent at or before 5:00 p.m., Eastern Time, on November 12, 2026, the expiration date of this rights offering, unless extended. If you are a beneficial owner of shares of Class A common stock, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent at or before the expiration date of this rights offering. We will not be responsible if your broker, bank, or nominee fails to ensure that all required forms and payments are actually received by the subscription agent at or before the expiration date of this rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.
You will only be able to transfer your rights for a short period of time.
The rights are transferable until close of trading on the NYSE on November 11, 2026, the last business day prior to the scheduled expiration date of this rights offering (or, if the offer is extended, on the business day immediately preceding the extended expiration date). It can take up to five (5) business days for: (i) the transfer instructions to be received and processed by the subscription agent; (ii) a new rights certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights and to the transferor with respect to retained rights, if any; and (iii) the rights evidenced by such new rights certificate to be exercised or sold by the recipients thereof. If you fail to transfer your rights in enough time to allow for the transfer process to be completed, you will not be able to transfer your rights. Neither we nor the subscription agent shall have any liability to a transferee or transferor of rights if rights certificates are not received in time for exercise prior to the expiration date of the offer or sale prior to the day immediately preceding the expiration date of the offer (or, if the offer is extended, the extended expiration date). For more information, see the section entitled “The Rights Offering-Transfers and Sales of Rights.”
Significant sales of rights and our Class A common stock issuable upon exercises of Warrants or shares issuable upon an exchange transaction could depress the market price of our Class A common stock or result in dilution.
As of September 25, 2026, there are 330,000,000 shares of Class A common stock issuable upon exercise of the Warrants and 1,261,862,603 shares of Class A common stock issuable in connection with the exchange of the Paired Interests. The issuance of shares of Class A common stock issuable upon the exercise of the Warrants or upon exchange of the Paired Interests may result in dilution to the then existing holders of our Class A common stock and increase the number of shares of our Class A common stock eligible for resale in the public market. Such sales of shares of Class A common stock or the perception that such sales may occur could depress the market price of our Class A common stock.
Further, if the rights offering is not fully subscribed and the Backstop Purchasers elect to receive junior perpetual non-convertible preferred stock and Warrants pursuant to the Backstop Agreement, we may issue up to 80 million additional Warrants (divided equally between Class A Warrants and Class B Warrants). Issuing additional shares of our Class A common stock or Warrants exercisable for shares of Class A common stock may dilute the economic and voting rights of our existing stockholders or reduce the market price of our Class A common stock or both.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.
Once you exercise your rights, you may not revoke the exercise of such rights. The public trading market price of our Class A common stock may decline before the rights expire. If you exercise your rights and the public trading market price of our Class A common stock is or afterwards decreases below the subscription price, you will have committed to buy shares of our Class A common stock at a price above the prevailing market price. Our Class A common stock is traded on the NYSE under the symbol “UWMC,” and the closing price of our Class A common stock on the NYSE on September 25, 2026, was $1.22 per share. Moreover, you may be unable to sell shares of Class A common stock that you purchase in this rights offering at a price equal to or greater than the subscription price you paid for such shares.
You may not receive all of the shares you subscribe for pursuant to the over-subscription right.
If an insufficient number of shares are available to fully satisfy all over-subscription right requests, rights holders who exercised their over-subscription right will receive the available shares pro rata based on the number of shares each rights holder has subscribed for under the over-subscription right.
In administering this rights offering, we will be relying on statements, representations and other information provided to us by third parties.
In administering the exercising of rights and the pro rating of over-subscription rights in this rights offering, we will rely on the accuracy of various statements and representations provided to us by brokers, dealers, holders of rights and other third parties. If these statements or representations are false or inaccurate, it may delay or otherwise negatively affect our or the subscription agent’s ability to administer this rights offering in accordance with the terms and conditions described in this prospectus supplement.
Our ability to take certain actions may be limited by the terms of the Series A-1 Preferred Stock.
The terms of the Series A-1 Preferred Stock restrict our ability to take certain actions without the consent of the holders of the Series A-1 Preferred Stock or the satisfaction of specified conditions. For example, we are restricted from creating or issuing securities ranking senior to or on parity with the Series A-1 Preferred Stock, paying dividends or making distributions on our Class A common stock, redeeming or repurchasing shares of our Class A common stock or other securities, incurring indebtedness, materially altering our principal line of business, or taking certain other corporate actions unless specified conditions are satisfied. The Oaktree Purchasers also have certain governance rights that are set forth in the investor rights agreement that we entered into in connection with the Financing. These restrictions could limit our flexibility in managing our capital structure and conducting our business and could prevent us from pursuing transactions or taking other actions that we may otherwise believe would be in our best interests. In addition, any requirement to obtain the consent of holders of the Series A-1 Preferred Stock could delay or prevent a transaction or other corporate action. As a result, the terms of our Series A-1 Preferred Stock could adversely affect our ability to respond to changing business, financial and market conditions and could have a material adverse effect on our business, financial condition and results of operations.
For so long as the Oaktree Purchasers beneficially own at least 25% of the number of shares of Series A-1 Preferred Stock issued to them on August 5, 2026, the Oaktree Purchasers will have the exclusive right to nominate and elect two directors to our Board (each a “Series A-1 Investor Board Member”). In addition, upon the earlier of the seventh anniversary of August 5, 2026 and the occurrence of a Special Event of Noncompliance (as defined in the certificate of designation governing the Series A-1 Preferred Stock), if any shares of Series A-1 Preferred Stock remain outstanding and are held by the Series A-1 Investors (as defined in the certificate of designation governing the Series A-1 Preferred Stock), the number of Series A-1 Investor Board Members will automatically be increased such that the total number of authorized Series A-1 Investor Board Members represents at least the number of directors required to constitute a majority of the total authorized number of directors of our Board. However, if these additional directorships were created as a result of a Special Event of Noncompliance, the additional directorships will be eliminated, and the directors serving in those directorships will automatically cease to serve, when the Special Event of Noncompliance is cured to the reasonable satisfaction of the Requisite Series A-1 Investor Majority (as defined in the certificate of designation governing the Series A-1 Preferred Stock). A Special Event of

Noncompliance may be triggered by breaches of financial condition covenants, including minimum tangible book value, minimum liquidity and maximum leverage requirements, as well as specified payment defaults, insolvency events and cross-defaults, in each case which are not cured within the specified cure period (if any). After the seventh anniversary and during the continuance of a Special Event of Noncompliance, holders of Series A-1 Preferred Stock may require us to pursue a refinancing transaction to redeem all outstanding Series A-1 Preferred Stock which could be at rates and upon terms that are less favorable than those which are provided by the current Series A-1 Preferred Stock.
The Series A Preferred Stock has a liquidation preference senior to our Class A common stock.
Shares of our Class A common stock are junior in rank to each series of the Series A Preferred Stock with respect to the preferences as to dividends, distributions and payments upon our liquidation, bankruptcy, dissolution or winding up. The payment of the liquidation preferences could result in common stockholders not receiving any consideration if we were to liquidate, dissolve or wind up, either voluntarily or involuntarily. This liquidation preference may increase over time based on the payment of in-kind dividends. Subject to the terms set forth in the certificate of designations for the Series A Preferred Stock, if we issue any additional preferred stock in the future, it may also have similar liquidation preferences.
The existence of the liquidation preferences may reduce the value of our Class A common stock, make it harder for us to sell shares of Class A common stock in offerings in the future, or prevent or delay a change of control.
From time to time, we are subject to various legal actions that if decided adversely, could be detrimental to our business.
From time to time, we are named as a defendant in legal proceedings alleging improper lending, servicing or marketing practices, abusive loan terms and fees, disclosure violations, quiet title actions, improper foreclosure practices, violations of consumer protection, securities or other laws, breach of contract and other related matters, including any potential legal proceedings in connection with strategic transactions. For example, following our announcements on August 5, 2026, of our earnings for the second quarter, including our hedging losses, and the subsequent Financing that we entered into with the Oaktree Purchasers and the Ishbia Purchasers, we and certain of our directors and executive officers were named as defendants in various stockholder derivative and class actions and other legal proceedings that allege, among other things, breaches of fiduciary duties and securities laws. In addition, we received a letter from the SEC Division of Enforcement notifying us that they are conducting an investigation and requesting the voluntary production of documents relating to certain of our hedging practices and losses in the first and second quarter of 2026. We are in the process of responding to the document request.
Furthermore, we have a large number of team members and have increased our profile in the community and nationally. As a result, the number of lawsuits against us regarding alleged violation of employment laws, including wage and hour, and other employment issues, has and may continue to increase. In recent years there has been an increase in the number of collective and class actions with respect to employment matters against employers generally. Coupled with the expansion of social media platforms and similar platforms that allow individuals access to a broad audience, these claims, whether or not they have merit, could result in reputational risk, negative publicity, out-of-pocket costs and distractions to our management team.
Any claims, legal proceedings, or inquiries or investigations initiated against us, whether successful or not, may be time-consuming, subject us to damage awards, regulatory orders, consent decrees, injunctive relief, fines, or other penalties or sanctions, require us to change our policies or practices, result in increased operating costs, divert management’s attention, harm our reputation, and require us to incur significant legal fees, other litigation costs and settlement costs, as well as other expenses. In addition, our insurance may not be adequate to protect us from all material expenses related to pending and future claims and we may have indemnification obligations with respect to claims made against our officers and directors. Any of these factors could materially and adversely affect our liquidity or results of operations for any given period.

USE OF PROCEEDS
We expect that the net proceeds from rights offering and pursuant to the Backstop Agreement will be approximately $387 million, after deducting fees and offering expenses payable by us. We intend to use the net proceeds from the rights offering and the Backstop Agreement, and a portion of the proceeds from the issuance of the Series A Preferred Stock pursuant to the Securities Purchase Agreement to redeem our 2027 Senior Notes. As of June 30, 2026, we had $500.0 million aggregate principal amount outstanding under the 2027 Senior Notes. The 2027 Senior Notes accrue interest at a rate of 5.750% and mature on June 15, 2027.

CAPITALIZATION
The following table describes our cash and cash equivalents and capitalization as of June 30, 2026:
•on an actual basis; and
•on an as adjusted basis to give effect to (i) the issuance of the Series A Preferred Stock and Warrants pursuant to the Securities Purchase Agreement and application of the net proceeds therefrom to pay down a portion of the outstandings due under our MSR financing facilities and (ii) the issuance of 200,000,000 shares of Class A common stock offered in this rights offering at the minimum price of $2.00 per whole share of Class A common stock and application of the net proceeds from the rights offering and the Backstop Agreement and a portion of the proceeds from the issuance of the Series A Preferred Stock pursuant to the Securities Purchase Agreement to redeem the 2027 Senior Notes in the manner described under “Use of Proceeds.” The amounts set forth below have been rounded for presentation purposes and as a result total amounts may not represent arithmetical sums of components.
You should read the table below in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes which are incorporated by reference into this prospectus supplement.

($ in thousands)	As of June 30, 2026
	Actual	As Adjusted
Cash and cash equivalents	$498,407	$498,407

Funding debt:
Warehouse facilities	8,600,078	8,600,078
Non-funding debt:
Borrowings against investment securities	83,660	83,660
2027 Senior Notes (1)(2)	500,000	—
2029 Senior Notes (1)	700,000	700,000
2030 Senior Notes (1)	800,000	800,000
2031 Senior Notes (1)	1,000,000	1,000,000
MSR financing facilities(3)	2,950,000	1,442,000
Revolving credit facility	—	—

Total debt:	$14,633,738	$12,625,738

Redeemable Preferred Stock(4)(5)(6)	—	1,621,000
Equity:
Class A common stock (5)	34	54
Class B common stock	—	—
Class C common stock	—	—
Class D common stock(7)	126	126
Additional paid-in-capital(6)	15,032	402,012
Retained earnings	118,646	118,646
Non-controlling interest(6)	851,470	851,470
Total equity	$985,308	$1,372,308
Total capitalization	$15,619,046	$15,619,046
__________________
(1)Included at the nominal principal amount and do not reflect any discounts or deferred issuance costs.
(2)We intend to use the net proceeds from the rights offering and the Backstop Agreement and a portion of the proceeds from the issuance of the Series A Preferred Stock pursuant to the Securities Purchase Agreement to redeem our 2027 Senior Notes.

(3)The net proceeds from the Securities Purchase Agreement were used to pay down approximately $1.508 billion of the amount outstanding under the MSR financing facilities, net of the amount needed to redeem the outstanding 2027 Senior Notes in excess of the estimated net proceeds from the rights offering.
(4)Represents the 1,500,000 shares of Series A-1 Preferred Stock and 150,000 shares of Series A-2 Preferred Stock issued pursuant to the Securities Purchase Agreement, net of estimated direct, incremental issuance costs.
(5)If the rights offering is not fully subscribed and the Backstop Purchasers elect to receive junior perpetual non-convertible preferred stock, the As Adjusted amount for the Class A common stock would be reduced and the Redeemable Preferred Stock would be increased.
(6)Does not reflect the allocation of net proceeds between the components of equity due to the issuance of the Warrants and the rights offering which may be required by GAAP.
(7)As part of our structure, SFS Corp. holds Paired Interests, consisting of an equal number Holdings LLC Class B Common Units and an equal number of shares of Class D common stock. Each Paired Interest may be exchanged at any time by SFS Corp. into, at UWMC’s option, either, (a) cash or (b) one share of our Class B common stock. Only SFS Corp. is eligible to hold Paired Interests or Class B common stock. Upon the transfer or assignment of any Paired Interest or any Class B common stock to a non-affiliated third-party, such security automatically is converted into Class A common stock. For more information, please see “Description of Capital Stock” in the accompanying base prospectus.

THE RIGHTS OFFERING
Reasons for the Rights Offering
We are engaging in this rights offering as part of the Financing. The rights offering gives existing stockholders the opportunity to participate on a pro rata basis and, if all stockholders exercise their rights, avoid or limit dilution of their ownership interests in us.
The subscription price per share will equal the greater of $2.00 and 85% of the volume-weighted average of the sales prices of our shares of Class A common stock on the NYSE for the ten consecutive trading days ending on the third trading day immediately prior to the expiration date, or November 9, 2026 (or, if the rights offering is extended, on the third trading day immediately preceding the extended expiration date). The subscription price was determined by the board of directors in connection with the negotiation of the terms of the Financing with the Oaktree Purchasers, including the Securities Purchase Agreement and the Backstop Agreement. On August 4, 2026, the Audit Committee, reviewed the material terms of the Securities Purchase Agreement, the Warrant Agreements and the Backstop Agreement, including the related transactions and the interest of Mat Ishbia through his respective beneficial ownership of equity interests in SFS Group and SFS Corp. The Audit Committee, unanimously (i) determined that the Securities Purchase Agreement, Warrant Agreements and the Backstop Agreement and each of the transactions contemplated therein were in the best interest of UWMC and its stockholders and (ii) approved the Securities Purchase Agreement, the Warrant Agreement and the Backstop Agreement and each of the transactions contemplated therein. The board of directors unanimously approved the Securities Purchase Agreement, Warrant Agreements and the Backstop Agreement and each of the transactions contemplated therein.
The subscription price is not necessarily related to our book value, net worth, or any other established criteria of value and may or may not be considered the fair value of our shares of Class A common stock to be offered in this rights offering.
The Rights
On October 5, 2026, the distribution date, we are distributing at no charge to the record holders of our Class A common stock as of 5:00 p.m., Eastern Time, on October 2, 2026, the record date, transferable subscription rights to purchase up to an aggregate of 200,000,000 new shares of our Class A common stock at the subscription price. The rights are transferable and are expected to trade on the NYSE under the symbol “UWMC RT” until the close of trading on the NYSE on November 11, 2026 (or if the rights offering is extended, on the business day immediately prior to the extended expiration date), and will entitle the holders of those rights to purchase shares of Class A common stock. See below including “-Procedures for DTC Participants,” for additional information regarding subscription by DTC participants and stockholders who hold their shares in “street name” with DTC participants.
You will receive one right for every share of our Class A common stock you own as of 5:00 p.m. Eastern Time on the record date. Each basic subscription right will entitle you to purchase additional shares of Class A common stock on a pro rata basis relative to your ownership interest in us as of the record date. As of September 25, 2026, we had outstanding 345,098,878 shares of Class A common stock. As a result, each right would have entitled you to purchase approximately 0.57 shares of our Class A common stock as of such date, which is subject to change as of the record date.
Stockholders who elect to exercise their basic subscription right in full will be entitled to subscribe for additional shares of our Class A common stock at the subscription price under their respective over-subscription rights to the extent that other rights holders do not exercise their basic subscription rights in full. If there is not a sufficient number of shares of our Class A common stock to fully satisfy the over-subscription right requests, the available shares of Class A common stock will be sold pro rata to rights holders who exercised their over-subscription right based on the number of shares each rights holder subscribed for under the over-subscription right.
We intend to keep this rights offering open until the expiration date, unless extended by us with the consent of the Backstop Purchasers.

Expiration of the Rights Offering and Extensions
You may exercise your rights at any time during the subscription period, which ends at 5:00 p.m., Eastern Time, on November 12, 2026, the expiration date of this rights offering, unless extended by us.
Subject to the foregoing, we will extend the duration of this rights offering as required by applicable law. Subject to the consent of the Backstop Purchasers, we may choose to extend it if we decide that changes in the market price of our Class A common stock warrant an extension or if we decide to give holders of rights more time to exercise their rights in this rights offering. We may extend the expiration date of this rights offering by giving oral or written notice to the subscription agent and information agent on or before the scheduled expiration date. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension as soon as practicable, but no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.
If you do not exercise your rights at or before the expiration date of this rights offering, your unexercised rights will be null and void and will have no value. We will not be obligated to honor your exercise of rights if the subscription agent receives the documents and payment of the subscription price relating to your exercise after this rights offering expires, regardless of when you transmitted the documents.
Conditions, Amendment, Withdrawal and Termination
There are no conditions precedent to the completion of this rights offering. We reserve the right to amend, withdraw or terminate the rights offering at any time for any reason, with the consent of the Backstop Purchasers. If this rights offering is terminated, all rights will expire without value, and we will promptly arrange for the refund, without interest or deduction, of all funds received from holders of rights. All monies received by the subscription agent in connection with this rights offering will be held by the subscription agent, on our behalf, in a segregated account. We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a subscription right and will have no obligation to settle such subscription right unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the subscription right is then effective and a current prospectus relating to those shares of Class A common stock is available.
Basic Subscription Rights and Over-Subscription Rights
Your rights entitle you to a basic subscription right and an over-subscription right.
Basic Subscription Right. You will receive one right for every share of our Class A common stock you owned at 5:00 p.m. Eastern Time on the record date. You are not required to exercise all of your basic subscription rights unless you wish to purchase shares of Class A common stock under your over-subscription right. We will deliver to the holders of record who validly exercise their rights under the basic subscription right and make payment of the subscription price in full, certificates representing the shares purchased with their basic subscription right, or, if you hold your shares in book-entry form and validly exercise your rights under the basic subscription right, we will credit your account with such shares, in each case promptly following the expiration of this rights offering (and after all pro rata allocations and adjustments have been completed with respect to the over-subscription and taking into account the guaranteed delivery period).
Over-Subscription Right. In addition to your basic subscription right, you may subscribe for additional shares of our Class A common stock, upon delivery of the required documents and payment of the subscription price, before the expiration of this rights offering. You may only exercise your over-subscription right if you exercised your basic subscription right in full, including payment of the subscription price therefor, and other holders of rights do not exercise their basic subscription rights in full. We will deliver to the holders of record who purchase shares in this rights offering certificates representing the shares purchased with their over-subscription right, or, if you hold your shares in book-entry form and validly exercise your rights under the over-subscription right, we will credit your account with such shares, promptly following the expiration of this rights offering (and after all pro rata allocations and adjustments have been completed with respect to the over-subscription and taking into account the guaranteed delivery period).

Pro Rata Allocation. If there are not enough shares of our Class A common stock to satisfy all subscriptions made under the over-subscription right, we will allocate the remaining shares of our Class A common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. “Pro rata” means in proportion to the number of shares of our Class A common stock that you and the other rights holders have subscribed for under the over-subscription right.
Full Exercise of Basic Subscription Right. You may exercise your over-subscription right only if you exercise your basic subscription right in full. To determine if you have fully exercised your basic subscription right, we will consider only the basic subscription right held by you in the same capacity. For example, suppose that you were granted rights for shares of our Class A common stock that you own individually and shares of our Class A common stock that you own collectively with your spouse. If you wish to exercise your over-subscription right with respect to the rights you own individually, but not with respect to the rights you own collectively with your spouse, you only need to fully exercise your basic subscription right with respect to your individually owned rights. You do not have to subscribe for any shares under the basic subscription right owned collectively with your spouse to exercise your individual over-subscription right.
When you complete the portion of your rights certificate to exercise your over-subscription right, you will be representing and certifying that you have fully exercised your basic subscription right as to shares of our Class A common stock that you hold in that capacity. You must exercise your over-subscription right at the same time you exercise your basic subscription right in full. In exercising the over-subscription right, you must pay the full subscription price for all the shares you are electing to purchase.
Return of Excess Payment. If you exercised your over-subscription right and are allocated less than all of the shares of our Class A common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, promptly after the expiration of this rights offering.
No Fractional Shares of Class A Common Stock
We will not issue fractional shares of Class A common stock or cash in lieu of fractional shares of Class A common stock. Any fractional shares of our Class A common stock created by the exercise of the rights will be rounded down to the nearest whole share, with such adjustments as may be necessary to ensure that we offer 200,000,000 shares of Class A common stock in this rights offering. In the unlikely event that, because of the rounding of fractional shares of Class A common stock, this rights offering would have been subscribed in an amount in excess of 200,000,000 shares of Class A common stock, all holders’ shares issued in this rights offering will be reduced in an equitable manner. Any excess subscription funds will be returned to you by mail, without interest or deduction, promptly after completion of this rights offering.
Regulatory Limitations
We will not offer or sell, or solicit any purchase of, shares in any state or other jurisdiction in which this rights offering is not permitted. We reserve the right to delay the commencement of this rights offering in certain states or other jurisdictions if necessary to comply with local laws. We may elect not to offer shares to residents of any state or other jurisdiction whose laws would require a change in this rights offering in order to carry out this rights offering in such state or jurisdiction.
All rights issued to a stockholder of record who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority for the ownership or exercise of rights or the ownership of additional shares are null and void and may not be held or exercised by any such holder if, at such time, if applicable, such holder has not obtained such clearance or approval.

Method of Subscription-Exercise of Rights
If you are a record holder of shares of our Class A common stock, you may exercise your rights by delivering the following to the subscription agent, at or before 5:00 p.m., Eastern Time, on November 12, 2026, the expiration date of this rights offering, unless we extend this rights offering in our sole discretion:
•your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation;
•your properly completed and executed notice of guaranteed delivery (if applicable); and
•your full subscription price payment for each share subscribed for under your rights.
If you are a beneficial owner of shares of our Class A common stock whose shares are registered in the name of a broker, bank, or other nominee, you should instruct your broker, bank, or other nominee to exercise your rights and deliver all documents and payment on your behalf at or before 5:00 p.m., Eastern Time, on November 12, 2026, the expiration date of this rights offering, unless extended.
Your rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian, or nominee, as the case may be, all of the required documents and your full subscription price payment at or before 5:00 p.m., Eastern Time, on November 12, 2026, the expiration date of this rights offering, unless extended.
Method of Payment
Your payment of the subscription price must be made in United States dollars for the full number of shares of Class A common stock for which you are subscribing by personal check drawn upon a United States bank payable to the subscription agent at the address set forth below in “Delivery of Subscription Materials and Payment.”
The subscription agent will accept payment only by personal check of immediately available funds.
Receipt of Payment
Your payment will be considered received by the subscription agent only upon:
•Receipt by the subscription agent of any personal check drawn upon a United States bank payable to the subscription agent; or
•Receipt of collected funds in the subscription account designated above.
Delivery of Subscription Materials and Payment
You should deliver your rights certificate, notice of guaranteed delivery (if applicable), and subscription payments to the subscription agent by one of the methods described below:

By Mail:	By Overnight Courier:
Equiniti Trust Company, LLC	Equiniti Trust Company, LLC
Operations Center 1110 Centre Pointe Curve, Suite #101	Operations Center 1110 Centre Pointe Curve, Suite #101
Mendota Heights, MN 55120	Mendota Heights, MN 55120
Attn: Onbase – Reorganization Depart.	Attn: Onbase – Reorganization Depart.
Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.
Your payment of the subscription price must be made in accordance with the requirements set forth above in “Method of Payment.”

Guaranteed Delivery Procedures
If you wish to exercise rights, but you do not have sufficient time to deliver the rights certificate evidencing your rights to the subscription agent before the expiration of the subscription period, you may exercise your rights by the following guaranteed delivery procedures:
•deliver to the subscription agent before the expiration of the subscription period the payment for each share you elected to purchase pursuant to the exercise of rights in the manner set forth above under “-Method of Subscription-Exercise of Rights;”
•deliver to the subscription agent before the expiration of the subscription period the form entitled “Notice of Guaranteed Delivery;” and
•deliver the properly completed rights certificate evidencing your rights being exercised and the form entitled “Nominee Holder Certification,” if applicable, with any required signatures guaranteed, to the subscription agent within two (2) business days following the date you submit your Notice of Guaranteed Delivery.
Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions for Use of UWM Holdings Corporation Subscription Rights Certificate,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.
In your Notice of Guaranteed Delivery, you must provide:
•your name;
•the number of rights represented by your rights certificate and the number of shares of our Class A common stock for which you are subscribing under your basic subscription right and the number of shares of our Class A common stock for which you are subscribing under your over-subscription right; and
•your guarantee that you will deliver to the subscription agent a rights certificate evidencing the rights you are exercising within two (2) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.
You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “Delivery of Subscription Materials and Payment.”
The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call the subscription agent at (877) 248-6417 to request additional copies of the form of Notice of Guaranteed Delivery.
Calculation of Rights Exercised
If you do not indicate the number of rights being exercised, or if you do not forward full payment of the total subscription price payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription right with respect to the maximum number of basic subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription right, any payment in excess of that required to exercise your basic subscription right will be refunded. If we do not apply your full subscription price payment to your purchase of shares of our Class A common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, after all pro rata allocations and adjustments have been completed promptly after the expiration of this rights offering.

Your Funds Will Be Held by the Subscription Agent Until Shares of Our Class A common stock are Issued
The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other rights holders until we issue your shares upon completion of this rights offering, and after all pro rata allocations and adjustments have been completed and upon payment of the subscription price for such shares.
Medallion Guarantee May Be Required
Your signature on each rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of FINRA or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:
•Your rights certificate provides that shares are to be delivered to you as record holder of those rights; or
•You are an eligible institution.
You can obtain a signature guarantee from a financial institution-such as a commercial bank, savings bank, credit union or broker dealer-that is a participant in any of the following:
•the Securities Transfer Agents Medallion Program (STAMP), whose participants include more than 7,000 U.S. and Canadian financial institutions;
•the New York Stock Exchange Medallion Signature Program (MSP), whose participants include NYSE member firms; or
•the Stock Exchanges Medallion Program (SEMP), whose participants include the regional stock exchange member firms and clearing and trust companies.
If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion signature guarantee would be a bank, savings and loan association, brokerage firm or credit union with which you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee your signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.
Notice to Brokers and Nominees
If you are a broker, a trustee, or a depositary for securities who holds shares of our Class A common stock for the account of others on October 2, 2026, the record date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to find out their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owner with respect to their rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our Class A common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our Class A common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that was provided to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.
Beneficial Owners
If you are a beneficial owner of shares of our Class A common stock or will receive your rights through a broker, bank, or other nominee, we will ask your broker, bank, or other nominee to notify you of this rights offering.

If you wish to exercise your rights, you will need to have your broker, bank, or other nominee act for you. If you hold certificates of our Class A common stock directly and would prefer to have your broker, bank, or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your rights, you should complete and return to your broker, bank, or other nominee the form entitled “Beneficial Holder Election Form.” You should receive this form from your broker, bank, or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you. You should contact your broker, bank, or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, bank, or nominee or if you receive it without sufficient time to respond.
Instructions for Completing Your Rights Certificate
You should read and follow the instructions accompanying the rights certificate carefully.
You are responsible for the method of delivery of your rights(s) certificates with your subscription price payment to the subscription agent. If you send your rights(s) certificates and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this rights offering expires. You must pay, or arrange for payment, by means of a personal check of immediately available funds. Any other form of payment will not be accepted.
Determinations Regarding the Exercise of Your Subscription Rights
We will decide, in our sole discretion, all questions concerning the timeliness, validity, form, and eligibility of the exercise of your rights. Any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your rights because of any defect or irregularity. We will not accept any exercise of rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.
Neither we, the subscription agent, nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of rights if we determine that your exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your rights if our issuance of shares of our Class A common stock to you could be deemed unlawful under applicable law.
Material U.S. Federal Income Tax Consequences to U.S. Persons
We believe and intend to take the position that the subscription rights issued pursuant to the rights offering are not part of a “disproportionate distribution,” within the meaning of Section 305(b)(2) of the Code and therefore, you should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of the subscription rights in the rights offering. The disproportionate distribution rules are complicated, however, and their application is uncertain. You should consult your tax advisor as to the particular consequences to you of this rights offering. For a detailed discussion, see the section of this prospectus supplement entitled “Material U.S. Federal Income Tax Considerations.”
Questions about Exercising Rights
If you have any questions or require assistance regarding the method of exercising your rights or requests for additional copies of this document or the “Instructions for Use of UWM Holdings Corporation Subscription Rights Certificates,” you should contact the information agent at the address and telephone number set forth under “Questions and Answers Relating to the Rights Offering” included elsewhere in this prospectus supplement.

Subscription Agent and Information Agent
We have appointed Equiniti Trust Company, LLC to act as subscription agent and D.F. King to act as information agent for this rights offering. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of Class A common stock or for additional copies of this prospectus supplement and accompanying prospectus to the information agent.
Expenses
We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes, or other expenses incurred in connection with the exercise of the rights. Neither we nor the subscription agent will pay such expenses.
No Revocation or Change
All exercises of subscription rights are irrevocable, subject to applicable law, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of Class A common stock at the subscription price. Subscription rights that are not exercised at or before the expiration date of this rights offering will expire and will have no value.
Procedures for DTC Participants
We expect that the exercise of your basic subscription right and your over-subscription right may be made through the facilities of DTC. If your rights are held of record through DTC or you are a stockholder holding your shares in “street name” with DTC participants, you may exercise your basic subscription right and your over-subscription right by instructing DTC to transfer your rights from your account to the account of the subscription agent, together with certification as to the aggregate number of rights you are exercising and the number of shares of our Class A common stock you are subscribing for under your basic subscription right and your over-subscription right, if any, and your subscription price payment for each share of our Class A common stock that you subscribed for pursuant to your basic subscription right and your over-subscription right.
Subscription Price
The subscription price per share will equal the greater of $2.00 and 85% of the volume-weighted average of the sales prices of our shares of Class A common stock on the NYSE for the ten consecutive trading days ending on the third trading day immediately prior to the expiration date, or November 9, 2026 (or, if the rights offering is extended, on the third trading day immediately preceding the extended expiration date). For more information with respect to how the subscription price was determined, see “-Reasons for the Rights Offering” and “Questions and Answers Relating to the Rights Offering-How was the subscription price determined?” included elsewhere in this prospectus supplement.
Foreign Stockholders
Rights certificates will not be mailed to foreign holders whose addresses are outside the United States (for these purposes, the United States includes the District of Columbia and the territories and possessions of the United States). The rights of foreign holders will be held by the subscription agent for their accounts until instructions are received to exercise the rights. Any questions related to such instructions or the method for foreign holders to exercise their rights should be directed to the information agent. We will determine whether the rights offering may be made to any such record date foreign holder. The rights offering will not be made in any jurisdiction where it would be unlawful to do so. If instructions have not been received by 5:00 p.m., Eastern Time, on November 4, 2026, five (5) business days prior to the expiration date (or, if the subscription period is extended, on or before the fifth business day prior to the extended expiration date), the rights will not be exercisable by such foreign holders, and any proceeds received by such foreign holders related to such rights will be refunded to such foreign holders, without interest.

Rights Will Trade Publicly
The rights are transferable. Trading in the subscription rights on a “when-issued” basis on the NYSE under the symbol “UWMC RTWI” is scheduled to begin on October 1, 2026. Trading in the subscription rights on a “regular way” basis on the NYSE under the symbol “UWMC RT” is scheduled to begin on October 6, 2026, and continue until close of trading on the NYSE on November 11, 2026, the last business day prior to the scheduled expiration date of this rights offering (or if the offer is extended, on the business day immediately preceding the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee, or other nominees for more information about trading of the rights.
Transfers and Sales of Rights
The rights evidenced by a rights certificate may be transferred (1) in whole, by endorsing the rights certificate for transfer in accordance with the accompanying instructions or (2) in part, by delivering to the subscription agent a rights certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new rights certificate to the transferee evidencing such transferred rights. In such event, a new rights certificate evidencing the balance of the rights, if any, will be issued to the stockholder or, if the stockholder so instructs, to an additional transferee. The signature on the rights certificate must correspond to the name as written upon the face of the rights certificate, without alteration, enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us.
The rights are transferable and are expected to trade until close of trading on the NYSE on November 11, 2026, the last business day prior to the scheduled expiration date of this rights offering (or, if the offer is extended, on the business day immediately preceding the extended expiration date). Stockholders wishing to transfer all or a portion of their rights should allow at least five business days prior to the expiration date of the offer for: (i) the transfer instructions to be received and processed by the subscription agent; (ii) a new rights certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights and to the transferor with respect to retained rights, if any; and (iii) the rights evidenced by such new rights certificate to be exercised or sold by the recipients thereof. Neither we nor the subscription agent shall have any liability to a transferee or transferor of rights if rights certificates are not received in time for exercise prior to the expiration date of the offer or sale prior to the day immediately preceding the expiration date of the offer (or, if the offer is extended, the extended expiration date).
Except for the fees charged by the dealer manager and the subscription agent, which will be paid by us, all commissions, fees, and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale, or exercise of rights will be for the account of the transferor of the rights. None of those commissions, fees, or expenses will be paid by us or the subscription agent.
We anticipate that the rights will be eligible for transfer through, and that the exercise of the basic subscription right and the over-subscription right may be effected through, the facilities of DTC. Holders of DTC exercised rights may exercise the over-subscription right in respect of such DTC exercised rights by properly completing and duly executing and delivering to the subscription agent, at or before 5:00 p.m., Eastern Time, on the expiration date of this rights offering (as it may be extended), a nominee holder over-rights certificate or a substantially similar form satisfactory to the subscription agent, together with payment of the estimated subscription price for the number of shares for which the over-subscription right is to be exercised.
Escrow Arrangements; Return of Funds
The subscription agent will hold funds received in payment for shares of our Class A common stock in a segregated account pending completion of this rights offering. The subscription agent will hold this money in escrow until this rights offering is completed or is withdrawn and canceled. If this rights offering is withdrawn or canceled for any reason, all subscription payments received by the subscription agent will be promptly returned, without interest or deduction.

No Board Recommendation
An investment in shares of our Class A common stock must be made according to each investor’s evaluation of his or her own best interests and after considering all of the information herein, including the risks set forth in the section of this prospectus supplement entitled “Risk Factors.” We do not and our board of directors, the dealer manager and Backstop Purchasers do not make any recommendation to rights holders regarding whether they should exercise or sell their rights.
The Backstop Commitment
In connection with the Financing, we agreed to raise cash proceeds of at least $400 million from the sale of 200,000,000 shares of Class A common stock through this rights offering. On August 5, 2026, we entered into the Backstop Agreement with the Oaktree Purchasers and the Ishbia Support Parties. To the extent that the rights offering is not subscribed at a level that raises $400 million, the Oaktree Purchasers have the option, and the Ishbia Support Parties have the obligation, to purchase securities for the unfunded amount, such that the gross proceeds to us from the rights offering and pursuant to the Backstop Agreement would be at least $400 million. Both the Oaktree Purchasers and the Ishbia Support Parties may purchase securities from us pursuant to the Backstop Agreement through either (i) up to 200,000,000 shares of Class A common stock, at the subscription price, or (ii) junior perpetual non-convertible preferred stock with an initial liquidation value of up to $400 million, and up to 40,000,000 Class A Warrants and 40,000,000 Class B Warrants to purchase Class A common stock, which is equal to 20% of the initial liquidation preference of such preferred stock. In addition, Mat Ishbia has agreed to exercise his basic subscription right relating to the 408,131 shares of Class A common stock that he owns; none of the other Ishbia Support Parties hold Class A common stock.
Interests of Our Executive Officers and Directors
Our executive officers and directors may participate in this rights offering at the same subscription price as all other stockholders, but none of our executive officers and directors, other than Mat Ishbia pursuant to the Backstop Agreement, are obligated to so participate.
Shares of Class A Common Stock Outstanding after the Rights Offering
As of September 25, 2026, we had 345,098,878 shares of Class A common stock outstanding. If this rights offering is fully‑subscribed, we will have 545,098,878 shares of Class A common stock outstanding, excluding: (i) 330,000,000 shares that may be issued pursuant to the exercise of the outstanding Warrants, and (ii) 1,261,862,603 shares that may be issued in connection with the exchange of the paired Class B units in Holdings LLC.
Dilutive Effects of the Rights Offering
If a stockholder does not exercise any rights in this rights offering, the number of shares of our Class A common stock that such stockholder will own will not change. However, because up to 200,000,000 shares of our Class A common stock may be issued in this rights offering and pursuant to the Backstop Agreement, if a stockholder does not exercise its rights under the basic subscription right in full, its percentage ownership may be materially diluted as a result of this rights offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following summary describes the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (as defined below) of the receipt, exercise (or expiration) and sale of the subscription rights acquired through the rights offering, as well as of the ownership and disposition of our Class A common stock received upon exercise of such subscription rights. This summary is based upon the Code, applicable Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurances can be given that the Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.
This summary is for the general information of the holders only and does not purport to be a complete analysis of all potential tax effects of the receipt, exercise (or expiration) or sale of the subscription rights, or the ownership or disposition of our Class A common stock, and it does not consider the effect of any applicable state, local, non-U.S., estate or gift or any other non-income tax laws or tax treaties or any minimum tax consequences. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its particular circumstances or to holders that may be subject to special tax rules, including, but not limited to, holders other than “U.S. holders” (as defined below), holders other than “non-U.S. holders” (as defined below), partnerships or other pass-through entities or partners or other owners of such entities, banks or other financial institutions, entities that are generally exempt from tax under the Code, employee stock ownership plans, certain former citizens or residents of the United States, insurance companies, regulated investment companies, U.S. beneficiaries or owners of foreign trusts or estates, real estate investment trusts, dealers in securities, brokers, traders in securities that have elected to use the mark-to-market method of tax accounting, members of an “affiliated group” (within the meaning of the Code) that includes UWMC, persons holding subscription rights or shares of our Class A common stock as part of an integrated transaction, including a “straddle,” “hedge,” “constructive sale” or “conversion transaction,” (all as such terms are defined under the Code) and persons whose functional currency for tax purposes is not the U.S. dollar.
This summary applies only to a holder that: (i) is either a U.S. holder (as defined below) or a non-U.S. holder (as defined below), (ii) receives subscription rights in the rights offering, and (iii) holds subscription rights and shares of our Class A common stock issued to such holder upon exercise of the subscription rights as “capital assets” for U.S. federal income tax purposes. This discussion does not apply to: (i) U.S. holders (as defined below) or non-U.S. holders (as defined below) who beneficially hold our shares through either a “foreign financial institution” (as such term is defined in Section 1471(d)(4) of the Code) or certain other non-U.S. entities specified in Section 1472 of the Code and (ii) holders of our existing indebtedness that may be repaid using the proceeds of this offering.
The discussion that follows neither binds the IRS nor precludes it from adopting a position contrary to that expressed in this prospectus supplement, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the position were litigated. We have not sought, nor will we seek, a ruling from the IRS regarding the U.S. federal income tax consequences of the rights offering or the related share issuances. The following summary does not address the tax consequences of the rights offering or the related share issuance under non-U.S., state, or local tax laws or tax treaties.
Receipt of Subscription Rights
The U.S. federal income tax consequences of the rights offering will depend, for both the U.S. holders and the non-U.S. holders, on whether the rights offering is considered part of a “disproportionate distribution” within the meaning of Section 305(b)(2) of the Code. A “disproportionate distribution” is a distribution (or a series of distributions of which such distribution is one), from a corporation that has the result of the receipt of money or other property by some stockholders and an increase in the proportionate interests of other stockholders in the assets or earnings and profits of the corporation. For purposes of the above, “stockholder” includes holders of a right to acquire stock (such as warrants or options) and holders of convertible securities. During the past 36 months, we have not had any economic class of common stock outstanding other than our Class A common stock, we have not had any convertible debt or convertible securities outstanding and, other than isolated redemptions pursuant to any tender offer by UWMC, neither we nor any of our subsidiaries have redeemed or purchased any of our Class A common stock. We also do not have any present intention to issue a new class of stock or any convertible debt or convertible securities, to make any distributions (other than the current rights offering) with respect to our Class A common stock or to redeem (or to have any subsidiary purchase) our Class A common stock in the future. We believe and intend to take the position and the following discussion assumes (unless explicitly stated otherwise) that the subscription rights issued pursuant to the rights offering are not part of a “disproportionate distribution,” within the meaning of Section 305(b)(2) of the Code and therefore, you should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of the subscription rights in the rights offering. The disproportionate distribution rules are complicated, however, and their application is uncertain. Accordingly, it is possible that the IRS could challenge our position. For a summary of the U.S. federal income tax consequences to a U.S. holder and non-U.S. holder if the rights offering is treated as part of a “disproportionate distribution,” within the meaning of Section 305(b)(2) of the Code, see below, “Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution.”
FURTHERMORE, EACH HOLDER OF OUR CLASS A COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES IF THE RIGHTS OFFERING WERE TAXABLE AS A “DISPROPORTIONATE DISTRIBUTION,” WITHIN THE MEANING OF SECTION 305(B)(2) OF THE CODE.
The remainder of this disclosure assumes (except where explicitly specified otherwise) the rights offering is not part of a "disproportionate distribution" within the meaning of Section 305(b)(2) of the Code.
Tax Basis in the Subscription Rights
If the aggregate fair market value of the subscription rights a holder receives is less than 15% of the aggregate fair market value of the holder’s existing shares of our Class A common stock on the date the holder receives the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless the holder elects to allocate such holder’s basis in its existing shares of our Class A common stock between the holder’s existing shares of our Class A common stock and the subscription rights in proportion to the relative fair market values of the existing shares of our Class A common stock and the subscription rights determined on the date of receipt of the subscription rights. If a holder elects to allocate basis between such holder’s existing shares of our Class A common stock and the subscription rights, a holder must make this election on a statement included with the holder’s tax return for the taxable year in which the holder receives the subscription rights. Such an election is irrevocable.
However, if the fair market value of the subscription rights a holder receives is 15% or more of the fair market value of its existing shares of our Class A common stock on the date a holder receives the subscription rights, then such holder must allocate its basis in the holder’s existing shares of our Class A common stock between a holder’s existing shares of our Class A common stock and the subscription rights such holder receives in proportion to their fair market values determined on the date the holder receives the subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. Therefore, holders should consult with their own tax advisors to determine the proper allocation of basis between the subscription rights and our Class A common stock with respect to which the subscription rights are received. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised, the fact that the subscription rights are transferable, and the price at which the subscription rights trade, if they trade at all.
A holder’s holding period in the subscription rights will include the holder’s holding period in the shares of our Class A common stock with respect to which the subscription rights were distributed.
Exercise of Subscription Rights
A holder will generally not recognize gain or loss on the exercise of a subscription right received in the rights offering, and the tax basis of our Class A common stock acquired through the exercise of the subscription rights will equal the sum of the subscription price for the shares and a holder’s adjusted tax basis in the subscription right, if any. The holding period of a share of our Class A common stock acquired when a holder exercises its subscription rights will begin on the date of exercise. If a holder exercises the rights received in this rights offering after disposing of the shares of our Class A common stock with respect to which the rights are received, such holder should consult its tax advisor, including with regard to any potential application of the “wash sale” rules under Section 1091 of the Code.
Expiration of Subscription Rights
If a holder allows subscription rights received in the rights offering to expire, a holder generally will not recognize any gain or loss for U.S. federal income tax purposes upon expiration of the subscription rights. If a holder has tax basis in the subscription rights and such holder allows the subscription rights to expire, the tax basis of our Class A common stock owned by the holder with respect to which such subscription rights were distributed should be re-allocated to the tax basis of our Class A common stock. If the rights expire without exercise after a holder has disposed of the shares of our Class A common stock with respect to which the rights are received, such holder should consult its tax advisor regarding its ability to recognize a loss (if any) on the expiration of the rights.
Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution
If the rights offering is part of a “disproportionate distribution,” within the meaning of the Code, the distribution of subscription rights will be taxable to the holder as a distribution of property as described below under “Tax Consequences to U.S. Holders—Taxation of Distributions in Respect of Class A Common Stock Received upon Exercise of Subscription Rights” with respect to U.S. holders and “Tax Consequences to Non-U.S. Holders— Taxation of Distributions in Respect of Class A Common Stock Received upon Exercise of Subscription Rights.” Regardless of whether the distribution of subscription rights is treated as a dividend, as a tax-free return of capital, or as gain from the sale or exchange of our Class A common stock, a holder’s tax basis in the subscription rights the holder receives will be their fair market value.
If the receipt of subscription rights is taxable to a holder as described in the previous paragraph and the holder allows subscription rights received in the rights offering to expire, a holder should recognize a capital loss equal to such holder’s tax basis in the expired subscription rights. A holder’s ability to use any capital loss is subject to certain limitations under the Code. A holder will not recognize any gain or loss upon the exercise of the subscription rights, and the tax basis of the shares of our Class A common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for our Class A common stock and the holder’s tax basis in the subscription rights. The holding period for the shares of our Class A common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.
Tax Consequences of U.S. Holders
This section applies to you if you are a “U.S. holder.” A “U.S. holder” means a beneficial owner of subscription rights or Class A common stock (received upon exercise of such subscription rights) that is also one of the following for U.S. federal income tax purposes:
•An individual who is a citizen or resident of the U.S.;
•A corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;
•An estate the income of which is subject to U.S. federal income tax regardless of its source; or
•A trust (a) if a court within the U.S. can exercise primary supervision over its administration and one or more “United States persons” (within the meaning of the Code) are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person,” within the meaning of the Code.

Taxation of Distributions in Respect of Class A Common Stock Received upon Exercise of Subscription Rights
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends received by corporate U.S. holders of our Class A common stock are taxable at ordinary corporate tax rates (currently taxed at a rate of 21%) subject to any applicable dividends-received deduction. Subject to the discussion of the “unearned income Medicare contribution tax” set forth below (See below, “Net Investment Income Tax”), dividends received by non-corporate U.S. holders of our Class A common stock are taxed at capital gain tax rates, provided that the U.S. holder meets the applicable holding period and certain other requirements.
Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a U.S. holder’s Class A common stock, and to the extent the amount of the distribution exceeds a U.S. holder’s adjusted tax basis in our Class A common stock, the excess will be treated as gain from the disposition of our Class A common stock (the tax treatment of which is discussed below under “Sale or Other Taxable Disposition of our Subscription Rights or Class A common stock”).
Sale or Other Taxable Disposition of Subscription Rights or Class A common stock
If a U.S. holder sells or otherwise disposes of (i) its subscription rights prior to the expiration date, or (ii) its Class A common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property such U.S. holder receives and such U.S. holder’s tax basis, if any, in the subscription rights (or our Class A common stock, as applicable) sold or otherwise disposed of by the U.S. holder. Any capital gain or loss will be long-term capital gain or loss if the holding period for the subscription rights (or our Class A common stock, as applicable) exceeds one year at the time of disposition. Please see above, “Tax Basis in the Subscription Rights,” for a discussion regarding the determination of a U.S. holder’s holding period in their subscription rights. Long-term capital gain of a non-corporate U.S. holder is generally taxed at reduced rates. The deductibility of capital losses is subject to limitations under the Code.
Net Investment Income Tax
Certain U.S. holders that are individuals, estates or trusts may be required to pay an additional 3.8% Medicare contribution tax on certain “net investment income,” in excess of certain thresholds. Among other items, “net investment income” generally includes gross income from dividends and net gain attributable to the disposition of certain investments (less certain deductions), unless such dividend income and net gain is derived in the ordinary course of a trade or business (other than a trade or business that consists of certain passive or trading activities). In the case of a U.S. holder that is an individual, the tax will be imposed on the lesser of (1) the individual’s net investment income and (2) the amount by which the individual’s modified adjusted gross income exceeds $250,000 (if the individual is married and filing jointly or a surviving spouse), $125,000 (if the individual is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income and (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Prospective U.S. holders should consult their tax advisors concerning the possible implications of this tax on their ownership and disposition of our Class A common stock acquired through exercise of the subscription rights, based on their particular circumstances.
Information Reporting and Backup Withholding
Dividends in respect of our Class A common stock and payments made to U.S. holders of proceeds from the sale of subscription rights or from the shares of our Class A common stock acquired upon exercise of the subscription rights may be subject to information reporting and/or backup withholding. Backup withholding may apply under certain circumstances if a U.S. holder (1) fails to furnish the U.S. holder’s taxpayer identification number (“TIN”), (2) furnishes an incorrect TIN, (3) fails to report interest or dividends properly, or (4) fails to provide an executed IRS Form W-9, signed under penalty of perjury, or an appropriate substitute form.

Backup withholding tax is not an additional tax. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle a U.S. holder to a refund with respect to) such holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. holders should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.
Tax Consequences to Non-U.S. Holders
This section applies to you if you are a “non-U.S. holder.” A “non-U.S. holder” means a beneficial owner of subscription rights or our Class A common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes, any of the following:
i.a non-resident alien individual, other than a former citizen or resident of the U.S. subject to U.S. tax as an expatriate;
ii.a non-U.S. corporation; or
i.an estate or trust that is not a U.S. holder.
Taxation of Distributions in Respect of Class A Common Stock Received upon Exercise of Subscription Rights
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.
Subject to the discussions below regarding effectively connected income, backup withholding and FATCA (as defined below under “Additional Withholding Requirements”), dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-BEN or Form W- 8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the U.S. (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base) are not subject to the withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent certifying eligibility for exemption. However, any such effectively connected dividends paid on our Class A common stock generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively connected dividends received by a non-U.S. corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Sale, Exchange or Other Taxable Disposition of our Subscription Right or Class A Common Stock
Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other disposition of our subscription rights or Class A common stock generally will not be subject to U.S. federal income tax unless:
i.the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder);
ii.the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
iii.we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our Class A common stock and certain exceptions do not apply.
A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a non-U.S. corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by U.S.-source capital losses even though the individual is not considered a resident of the U.S., provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.
Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person), or such holder otherwise establishes eligibility for an exemption.
Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale or other disposition of our Class A common stock made within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid backup withholding as well.
Backup withholding is not an additional tax. Any amount withheld from a payment to a non-U.S. holder under the backup withholding rule will be allowed as a credit against such non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS in a timely manner.
Additional Withholding Requirements
Under Section 1461 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our Class A common stock to (i) a “foreign financial institution” (as defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the U.S.) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Taxation of Distributions in Respect of our Class A Common Stock Received upon Exercise of Subscription Rights,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our Class A common stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to gross proceeds from a sale or other disposition of our Class A common stock, which proposed regulations may be relied upon by taxpayers until final regulations are issued. Prospective non-U.S. investors should consult their own tax advisors regarding these requirements and whether they may be relevant to their ownership and disposition of our Class A common stock.
THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-U.S. TAX AND TAX TREATY CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCES APPLICABLE TO THE HOLDER’S PARTICULAR TAX SITUATION.

PLAN OF DISTRIBUTION
On October 5, 2026, the distribution date, we will distribute the rights, rights certificates, and copies of this prospectus supplement and accompanying prospectus to individuals who owned shares of Class A common stock as of 5:00 p.m., Eastern Time on October 2, 2026, the record date. If you wish to exercise your rights and purchase shares of Class A common stock, you should complete the rights certificate and return it to the subscription agent, Equiniti Trust Company, LLC, at the following address:

By Mail:	By Overnight Courier:
Equiniti Trust Company, LLC	Equiniti Trust Company, LLC
Operations Center 1110 Centre Pointe Curve, Suite #101	Operations Center 1110 Centre Pointe Curve, Suite #101
Mendota Heights, MN 55120	Mendota Heights, MN 55120
Attn: Onbase – Reorganization Depart.	Attn: Onbase – Reorganization Depart.
Your payment of the subscription price must be made in United States dollars for the full number of shares of Class A common stock for which you are subscribing by personal check drawn upon a United States bank payable to the subscription agent at the address set forth above.
If you have any questions, you should contact the information agent, D.F. King, at (866) 406-2284 or by email at uwmc@dfking.com.
J.P. Morgan will act as dealer manager for this rights offering pursuant to the terms and subject to the conditions contained in that certain dealer manager agreement, dated as of September 29, 2026 between UWMC and J.P. Morgan (the “Dealer Manager Agreement”). This offer is not contingent upon any number of rights being exercised. The dealer manager will not underwrite this rights offering and has no obligation to purchase, or procure purchases of, the rights offered hereby or otherwise act in any capacity whatsoever as an underwriter. Assuming Mat Ishbia’s full exercise of his basic subscription rights and that all other shares are purchased by stockholders other than SFS Group and our directors and officers, we have agreed to pay the dealer manager compensation of up to 3% of the gross proceeds, or up to $11,945,512 (estimated on the basis of the minimum subscription price of $2.00 per share), in connection with this rights offering, (the “Dealer Manager Fee”). The Dealer Manager Fee shall be offset by a $4.0 million fee payable to J.P. Morgan in connection with capital markets services in connection with this offering. We have also agreed to pay the documented fees and disbursements of the dealer manager’s outside legal counsel in connection with the rights offering.
The dealer manager and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the dealer manager and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. J.P. Morgan acted as financial advisor to us in connection with the Financing. As disclosed in the Schedule 13D/A filed by SFS Corp., as amended from time to time, an affiliate of J.P. Morgan has entered into a Collateral Assignment and Pledge of LLC Interests and Collateral agreements pursuant to which 648,792,940 Paired Interests are pledged as collateral for outstanding loans.
In the Dealer Manager Agreement, we have agreed that we will indemnify the dealer manager against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the dealer manager may be required to make in respect of those liabilities.
The dealer manager has not prepared any report or opinion constituting a recommendation or advice to us or to our stockholders in connection with this rights offering, nor has the dealer manager prepared an opinion as to the fairness of the subscription price or the terms of this rights offering. The dealer manager expresses no opinion and makes no recommendation to the holders of our Class A common stock as to the purchase by any person of Class A common stock. The dealer manager also expresses no opinion as to the prices at which the rights to be distributed in connection with this rights offering may trade or the prices at which the Class A common stock acquired through purchasing and exercising the rights may trade if and when they are issued or at any future time.
Equiniti Trust Company, LLC is acting as the subscription agent and D.F. King is acting as the information agent for this rights offering. We will pay all customary fees and expenses of the subscription agent and information agent related to this rights offering and have also agreed to indemnify the subscription agent and information agent from liabilities that they may incur in connection with this rights offering.

LEGAL MATTERS
Certain legal matters relating to this rights offering will be passed upon for us by Greenberg Traurig, P.A., Fort Lauderdale, Florida. Certain legal matters relating to the rights offering will be passed upon for the dealer manager by Davis Polk & Wardwell LLP, New York, New York.
EXPERTS
The financial statements of UWM Holdings Corporation incorporated by reference in this prospectus supplement, and the effectiveness of UWM Holdings Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Commission. You can review our electronically filed reports, proxy and information statements, and other information regarding us on the Commission’s website at www.sec.gov. The information contained on the Commission’s website is expressly not incorporated by reference into this prospectus supplement.
We are “incorporating by reference” into this prospectus specific documents that we file with the Commission, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the Commission will automatically update and supersede this information. This prospectus supplement is part of a registration statement filed with the Commission.
We incorporate into this prospectus supplement the following documents that we have previously filed with the Commission (other than any document or portion of any document furnished or deemed furnished and not filed in accordance with the Commission’s rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 related thereto):

Commission Filing (File No. 001-16853)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year Ended December 31, 2025

Quarterly Report on Form 10-Q	Quarters Ended March 31, 2026 and June 30, 2026

Current Reports on Form 8-K	March 16, 2026, June 3, 2026 and August 6, 2026

Description of our securities contained in Exhibit 4.6 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and any amendment or report filed for the purpose of updating such description	May 10, 2022
We are also incorporating by reference all additional documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the rights offering, other than any document or portion of any document furnished or deemed furnished and not filed in accordance with the Commission’s rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 of Form 8-K related thereto.
We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus supplement but not delivered herewith.

We will provide such reports or documents upon written or oral request, at no cost to the requestor. Requests for incorporated reports or documents must be made to:
UWM Holdings Corporation
585 South Boulevard E
Pontiac, MI 48341
Phone: (800) 981-8898
Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

Prospectus
UWM HOLDINGS CORPORATION
CLASS A COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS
SUBSCRIPTION RIGHTS
We may offer from time to time, in one or more offerings, shares of Class A common stock, shares of preferred stock, depositary shares, warrants and subscription rights, together or separately, in one or more classes or series, in amounts, at prices and on terms to be determined at the time of offering. In addition, the selling stockholders as may be named in one or more prospectus supplement may offer and sell shares of Class A common stock, shares of preferred stock and warrants, from time to time in one or more offerings. We will not receive any proceeds from the sale of securities offered by the selling shareholders.
We will provide the specific terms of any securities we actually offer for sale in one or more supplements to this prospectus. A prospectus supplement may also add, change or update information contained in this prospectus.
You should read this prospectus and any applicable prospectus supplement carefully before you purchase any of our securities. THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
We may offer and sell the securities directly to you, through agents we select, or through underwriters or dealers we select. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from such sales will be set forth in the prospectus supplement.
Our Class A common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol “UWMC”.
Investing in our securities involves certain risks. See “Risk Factors” on page 2 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 5, 2026.
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Table of Contents
PROSPECTUS
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About this Prospectus
This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the Commission, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We or our selling stockholders may use the shelf registration statement to offer and sell an indeterminate amount of Class A common stock, preferred stock, depositary shares, warrants and/or subscription rights. More specific terms of any securities that we or our selling stockholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information and Incorporation by Reference.”
We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. Before making an investment decision, you should read, in addition to this prospectus and the registration statement, of which this prospectus is a part, any documents that we incorporate by reference in this prospectus and any applicable prospectus supplement, as referred to under “Where You Can Find More Information and Incorporation by Reference,” and you may obtain copies of those documents as described below.
Unless otherwise indicated or the context otherwise requires, when used in this prospectus and any prospectus supplement, the terms “UWMC” refers to UWM Holdings Corporation, “we,” “our,” and “us” refers to UWM Holdings Corporation and its subsidiaries on a consolidated basis, and "Holdings LLC" means UWM Holdings, LLC, a direct subsidiary of UWMC.
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The Company
We are the largest overall residential mortgage lender in the U.S., by closed loan volume, despite originating mortgage loans exclusively through the wholesale channel. For the last eleven years, including the year ended December 31, 2025, we have also been the largest wholesale mortgage lender in the U.S. by closed loan volume. With a culture of continuous innovation of technology and enhanced client experience, we lead our market by building upon our proprietary and exclusively licensed technology platforms, superior service and focused partnership with the independent mortgage broker community. We originate primarily conforming and government loans across all 50 states and the District of Columbia.
Integral components of our strategy are (i) continuing our leadership position in the growing wholesale channel by investing in technology, including AI, and partnership tools designed to meet the needs of independent mortgage brokers and their customers, (ii) capitalizing on our strategic advantages which include a singular focus on the wholesale channel, that allows us to quickly adapt to market conditions and opportunities, and ample capital and liquidity, (iii) employing our six pillars to drive a unique culture that we believe results in a durable competitive advantage, (iv) originating high quality loans, the vast majority of which are backed directly or indirectly by the federal government, and (v) minimizing market risks and maximizing opportunities in different macroeconomic environments.
We focus primarily on originating conventional, agency-eligible loans that can be sold to Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”) or transferred to Government National Mortgage Association (“Ginnie Mae”) pools for sale in the secondary market. Our conventional agency-conforming loans meet the general underwriting guidelines established by Fannie Mae and Freddie Mac. Loans that are written under the Federal Housing Administration (“FHA”) program, the U.S. Department of Veteran Affairs (“VA”) program or the U.S. Department of Agriculture (“USDA”) program are guaranteed by the governmental agencies and then transferred to Ginnie Mae pools for sale in the secondary market
Our principal executive offices are located at 585 South Boulevard E, Pontiac, Michigan 48341 and our telephone number is (800) 981-8898. We were founded in 1986 and were incorporated in Delaware on June 12, 2019 and commenced operations as a publicly traded company on January 22, 2021, upon completion of a merger with Gores Holdings IV, Inc.

Risk Factors
Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in UWMC described in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, filed with the Commission and incorporated by reference in this prospectus. The risks and uncertainties described in these risk factors are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. A prospectus supplement applicable to each type or series of securities we offer will also contain a discussion of the risks applicable to the particular type of securities we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement.

Special Note Regarding Forward-Looking Statements
This prospectus and the documents that are incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements regarding:
•our financial and operational performance;
•future loan originations;
•our client-based business strategies, business model, strategic initiatives, competitive advantages;
•the impact of interest rate risks on our business;
•the benefits and risks associated with the exchange at any time by SFS Holding Corp., an affiliate of UWMC, of Class B common units of Holdings LLC and shares of our Class D common stock into, at the option of UWMC, either, (a) cash or (b) one share of our Class B common stock;
•the delays or failures to sell or securitize loans in the secondary market and its impact on our financial performance;
•our hedging and risk mitigation strategies, including the natural hedges provided by our originations;
•the timing and impact of our transition to servicing in-house;
•the impacts of defaults on our business;
•the potential impact of technological developments on our operations;
•the impact of new tax laws and regulations on our financial results;
•our accounting policies and the impacts to our agreements and financial results;
•the renewal of our sale and repurchase and other financing agreements upon their maturity;
•the quality of our loan portfolio;
•our ability to increase or decrease the size of our warehouse lines to reflect anticipated increases or decreases in volume;
•macroeconomic conditions that may affect our business and the mortgage industry in general;
•the opportunity to sell our mortgage servicing rights (“MSRs”) and excess servicing;
•the impact of pending litigation on our financial position and the outcome of such litigation;
•the sufficiency of our liquidity;
•our repurchase and indemnification obligations for loans sold to investors and other contractual indemnification obligations; and
•other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date hereof, unless otherwise required by law. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:
•our dependence on macroeconomic and U.S. residential real estate market conditions, including changes in U.S. monetary policies that affect interest rates and inflation;
•our reliance on our warehouse and other short-term financing facilities to fund mortgage loans and otherwise operate our business, leveraging of assets under these facilities and the risk of a decrease in the value of the collateral underlying certain of our facilities causing an unanticipated margin call;
•our ability to access, and increase, warehouse lines to meet our anticipated growth;
•the impact of actions taken by the presidential administration, including actions that could adversely impact inflation, interest rates, consumer discretionary income and confidence and home building starts, which could adversely affect our loan origination volume and profitability;
•our ability to sell loans in the secondary market, including to government sponsored enterprises (“GSEs”), and to securitize our loans into mortgage-backed securities through the GSEs and Ginnie Mae, and our ability to sell MSRs in the bulk MSR secondary market;
•our dependence on the GSEs and the risk of changes to these entities and their roles, including, as a result of GSE reform, termination of the GSE's conservatorships or efforts to increase the capital levels of the GSEs;
•changes in the GSEs’, FHA, USDA and VA guidelines or GSE and Ginnie Mae guarantees;
•our ability to comply with all applicable rules and regulations in connection with the launch of our internal servicing platform;
•our dependence on licensed residential mortgage officers or entities, including brokers that arrange for funding of mortgage loans, or banks, credit unions or other entities that use their own funds or warehouse facilities to fund mortgage loans, but in any case do not underwrite or otherwise make the credit decision with regard to such mortgage loans to originate mortgage loans, as well as changes in banking regulations and capital requirements which may impact the availability of warehouse financing or otherwise affect liquidity in the residential mortgage industry;
•our inability to continue to grow, or to effectively manage the growth of, our loan origination volume;
•our ability to continue to attract and retain our independent mortgage broker relationships;
•the occurrence of a data breach or other failure in our cybersecurity or information security systems;
•reliance on third-party software and services in our operations;
•reliance on third-party sub-servicers to service our mortgage loans or our mortgage servicing rights and reliance on partnerships with third parties to support our internal servicing platform;
•the occurrence of data breaches or other cybersecurity failures at our third-party sub-servicers or other vendors;
•intense competition in the mortgage industry;

•our ability to implement and maintain technological innovations in our operations;
•loss of key management;
•our ability to continue to comply with the complex state and federal laws, regulations, guidance and practices applicable to mortgage loan origination and servicing in general, including maintaining the appropriate state licenses, managing the costs and operational risk associated with material changes to such laws, regulations, guidance and practices and the impact of changes in federal and state government administrations on such compliance;
•errors or the ineffectiveness of internal and external models or data we rely on to manage risk and make business decisions;
•fines or other penalties associated with the conduct of independent mortgage brokers;
•the risk that we are or may become subject to legal actions that if decided adversely, could be detrimental to our business; and
•those risks described in Item 1A - Risk Factors in our Annual Report on Form 10-K, as well as those described from time to time in our other filings with the Commission.
Selling Stockholders
We may register securities covered by this prospectus to permit selling stockholders to resell their securities. We may register securities for resale by selling stockholders by filing a prospectus supplement with the Commission. The prospectus supplement would set forth information about the selling stockholders, including their name, the amount of their securities that will be registered and sold, their beneficial ownership of the securities and their relationship with us.

Use of Proceeds
Unless otherwise indicated in any applicable prospectus supplement, we intend to use the net proceeds from the sale of securities sold by us under this prospectus and any related prospectus supplement for general corporate purposes.
We will not receive any proceeds from the sale of our securities sold by any selling stockholder. All securities offered by any selling stockholders pursuant to this prospectus and any related prospectus supplement will be sold by the selling stockholders for their own accounts.

Description of Capital Stock
We may from time to time offer under this prospectus, separately or together:
•shares of Class A common stock;
•shares of preferred stock, which may be represented by depositary shares as described below;
•subscription rights; and
•warrants to purchase shares of (1) Class A common stock; (2) preferred stock; and (3) depositary shares.
We operate through an "Up-C" structure. Our operating business, United Wholesale Mortgage, LLC, is owned by UWM Holdings, LLC, which we refer to as Holdings LLC. UWM Holdings Corporation, or UWMC, manages Holdings LLC and owns all of the outstanding Class A common units of Holdings LLC. SFS Holding Corp., or SFS Corp., owns all of the outstanding Class B common units of Holdings LLC.
The following table summarizes the shares of UWMC capital stock and Holdings LLC interests that are authorized and outstanding as of August 4, 2026:

UWMC Capital Stock
Class of Stock	Authorized Shares	Shares Outstanding
Class A common Stock	4,000,000,000	342,349,795

Class B common stock	1,700,000,000	-
Class C common stock	1,700,000,000	-
Class D common stock	1,700,000,000	1,261,862,603

Preferred Stock	100,000,000	-

Holdings LLC Interests
Class of Interest	Authorized Units	Units Outstanding	Owner
Class A Common Units	4,000,000,000	342,349,795	UWMC

Class B Common Units	1,700,000,000	1,261,862,603	SFS Corp
Class C Common Units	1,700,000,000	-
Our Class A common stock and Class B common stock are our economic common stock. These shares have voting rights and the right to receive UWMC dividends and share in any distribution of UWMC assets if UWMC is liquidated. Our Class C common stock and Class D common stock are our non-economic common stock. These shares have voting rights, but they do not have the right to receive UWMC dividends or share in any UWMC liquidation distribution. Each share of non-economic common stock is paired with one common unit in Holdings LLC. That common unit carries the related economic rights at the Holdings LLC level. Class B common units are paired with shares of Class D common stock, and Class C common units are paired with shares of Class C common stock. We refer to these paired securities as Paired Interests. Paired Interests may only be exchanged or transferred together.
SFS Corp. currently holds Class D Paired Interests, consisting of Class B common units and shares of Class D common stock. No Class C common units or shares of Class C common stock are currently outstanding.
Voting Rights
Our Class A common stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on matters submitted to our common stockholders, unless Delaware law or our amended and restated certificate of incorporation, or our Charter, requires a separate class vote. Class A common stock and Class C common stock have one vote per share. Class B common stock and Class D common stock have ten votes per share. Holders of our common stock do not have cumulative voting rights in director elections. In general, matters submitted to stockholders are approved by a majority of the votes entitled to be cast by stockholders present in person or represented by proxy, voting together as a single class. A separate class vote is required if a proposed action would adversely affect the powers, preferences or special rights of that class, or if applicable law otherwise requires a separate class vote. Amendments to our Charter generally require approval by a majority, and in some cases a supermajority, of the combined voting power of all shares entitled to vote.
Our Charter limits the voting power of any holder of common stock, together with certain related corporations and entities treated as disregarded entities for U.S. federal income tax purposes, to no more than 79% of the voting power of the outstanding shares voting together as a single class on any matter.
Dividend Rights
Holders of Class A common stock and Class B common stock may receive dividends if our board of directors declares them and legally available funds are available. We may not pay a dividend on Class A common stock unless we pay the same amount and type of dividend on Class B common stock, and vice versa, unless the holders of a majority of the outstanding shares of each affected class approve different treatment, with each class voting separately.
Holders of Class C common stock and Class D common stock are not entitled to receive dividends from UWMC.
When our Board declares a dividend on Class A common stock and, if any are outstanding, Class B common stock, our Board, as the manager of Holdings LLC also determines how Holdings LLC will make related distributions. Holdings LLC may distribute amounts only to UWMC, as the owner of the Class A common units, and defer the proportionate amount for the holder of Class B common units until the earlier of a later board determination or the conversion of the Class B common units into shares of Class B common stock or Class A common stock. Alternatively, Holdings LLC may make proportionate distributions at the same time to both UWMC and the holder of the Class B common units.
Liquidation Rights
If UWMC is liquidated, dissolved or wound up, holders of Class A common stock and Class B common stock will share ratably in the assets available for distribution to stockholders. Holders of Class C common stock and Class D common stock will not receive any distribution from UWMC in a liquidation.Our Charter does not provide the holders of Class A common stock, Class B common stock, Class C common stock and Class D common stock with preemptive rights.
Conversion/Exchange/Transfers
A holder may exchange each Paired Interest at any time. At our option, the holder will receive either cash from the proceeds of a private sale or public offering of Class A common stock, or shares of common stock. A Class C Paired Interest may be exchanged for one share of Class A common stock. A Class D Paired Interest may be exchanged for one share of Class B common stock. Each share of Class B common stock may be converted into one share of Class A common stock at any time at the holder’s option. Each share of Class B common stock also automatically converts into one share of Class A common stock if it is transferred by SFS Corp. to anyone other than a Permitted Transferee.
Permitted Transferees generally include SFS Corp. equityholders; certain family members; estate-planning vehicles; entities controlled by, or majority owned by, those persons; certain charitable organizations; persons receiving shares under a qualified domestic relations order; and legal or personal representatives in the event of death or disability, in each case as described in our Charter.
Our Charter also provides that each share of Class B common stock will automatically convert into one share of Class A common stock, and each share of Class D common stock will automatically convert into one share of Class

C common stock, when SFS Corp. and its Permitted Transferees together beneficially own less than 10% of our outstanding common stock.
Other Matters
Shares of Class A common stock are not redeemable. Holders of Class A common stock do not have preemptive rights, subscription rights, redemption rights or conversion rights. There are no redemption or sinking fund provisions for the Class A common stock. All outstanding shares of Class A common stock are validly issued, fully paid and non-assessable.

Description of Preferred Stock
Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.
The prospectus supplement will specify as to each issuance of preferred stock:
•the maximum number of shares;
•the designation of the shares;
•annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates and whether dividends will be cumulative;
•the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;
•the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;
•any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;
•the terms and conditions, if any, for conversion or exchange of shares into or for any other class or classes of our capital stock or any series of any other class or classes, or into or for any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;
•any preemption rights;
•any restriction on the repurchase or redemption of shares while there is any arrearage in the payment of dividends or sinking fund installments;
•the voting rights; and
•any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.
Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will represent an aggregate number of shares equal to that of the preferred stock represented by the global certificate.
Each global certificate will:
•be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement;
•be deposited with such depositary or nominee or a custodian for the depositary; and
•bear a legend regarding any restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designations.

Description of Depositary Shares
General
The description shown below and in any applicable prospectus supplement of certain provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of deposit agreement and depositary receipts relating to each applicable series of preferred stock. The deposit agreement and the depositary receipts contain the full legal text of the matters described in this section. We will file a copy of those documents with the Commission at or before the time of the offering of the applicable series of preferred stock. This summary also is subject to and qualified by reference to the description of the particular terms of your series of depositary shares described in the applicable prospectus supplement.
We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. These receipts are known as depositary shares. Preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the preferred stock represented by those depositary shares.
Upon surrender of depositary receipts by a holder of depositary shares at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, the holder of depositary shares is entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.
Dividends and Other Distributions
A depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.
If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.
No distributions will be made on any depositary shares that represent preferred stock converted or exchanged. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock will be made available to holders of depositary shares. All distributions are subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.
Withdrawal of Preferred Stock
You may receive the number of whole shares of your series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Fractional shares of preferred stock will not be issued. If the depositary shares which you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred stock, you will not be entitled to re-deposit that preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares
If we redeem a series of the preferred stock underlying the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series held by the depositary. The depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares we are redeeming at their addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares relating to shares of preferred stock so redeemed. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.
After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.
Voting of the Preferred Stock
Upon receipt of notice of any meeting at which the holders of the applicable preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Each record holder of depositary receipts on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder’s depositary shares. The depositary will try, as practical, to vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to do so. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares.
Liquidation Preference
In the event of our liquidation, whether voluntary or involuntary, the holders of each depositary share would be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share, as shown in the applicable prospectus supplement.
Conversion or Exchange of Preferred Stock
The depositary shares will not themselves be convertible into or exchangeable for Class A common stock, preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the exchange of the preferred stock represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.
Taxation
As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred stock represented by the depositary shares. If necessary, the applicable prospectus supplement will provide a description of U.S. federal income tax consequences relating to the purchase and ownership of the depositary shares and the preferred stock represented by the depositary shares.

Amendment and Termination of a Deposit Agreement
We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement as amended.
Any deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if a majority of each series of preferred stock affected by the termination consents to the termination. When that occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:
•all depositary shares outstanding shall have been redeemed;
•there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution shall have been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or
•each of the shares of related preferred stock shall have been converted or exchanged into securities not represented by depositary shares.
Charges of a Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.
Resignation and Removal of Depositary
A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.
Miscellaneous
A depositary will be required to forward to holders of depositary receipts any reports and communications from us that are received by it with respect to the related preferred stock.
Neither a depositary nor we will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing their duties in good faith and without gross negligence or willful misconduct. Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

If a depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

Description of Subscription Rights
General
We may issue subscription rights to purchase Class A common stock, preferred stock, depositary shares or warrants to purchase preferred stock, Class A common stock or depositary shares. Each series of subscription rights will be issued under an agreement to between us and a bank or trust company, as subscription rights agent, specified in the applicable prospectus supplement. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting or purchase agreement arrangement with one or more underwriters or parties pursuant to which such underwriters or parties will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering. The form of rights certificates relating to each series of rights will be filed with the Commission and incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.
The applicable prospectus supplement will describe the terms of any subscription rights in respect of which this prospectus is being delivered, including the following:
•the title of the subscription rights;
•the securities for which the subscription rights will be exercisable;
•the number of securities purchasable upon exercise of the subscription rights;
•the exercise price for the subscription rights;
•the number of the subscription rights issuable to each stockholder;
•the extent to which the subscription rights will be transferable;
•the date on which the right to exercise the subscription rights will commence and the date on which the rights will expire (subject to any extension);
•the extent to which the rights will include an over-subscription privilege with respect to unsubscribed securities;
•the date for determining the stockholders entitled to the rights distributions;
•if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering;
•if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the subscription rights; and
•any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights.
Exercise of Subscription Rights
Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of shares of Class A common stock, preferred stock, depositary shares, warrants or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of Class A common stock, preferred stock, depositary shares or warrants purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements or other purchase agreements, as set forth in the applicable prospectus supplement.

Description of Warrants
We may issue warrants for the purchase of Class A common stock or preferred stock. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as an agent of ours in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement. Copies of the form of warrant agreement and warrant will be filed as exhibits to or incorporated by reference in the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.
The applicable prospectus supplement will describe the terms of the warrants, including, where applicable, the following:
•the title of the warrants;
•the aggregate number of warrants;
•the price or prices at which warrants will be issued;
•the designation, terms and number of securities purchasable upon exercise of warrants;
•the designation and terms of the securities, if any, with which warrants are issued and the number of warrants issued with each security;
•the date, if any, on and after which warrants and the related securities will be separately transferable;
•the price at which each security purchasable upon exercise of warrants may be purchased;
•any provisions for changes to or adjustments in the exercise price;
•the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;
•the minimum or maximum amount of warrants which may be exercised at any one time;
•information with respect to book-entry procedures, if any; and
•any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
As of the date hereof, there were no warrants outstanding.
Certain Anti-Takeover Provisions of the DGCL, our Charter and our Bylaws
Some provisions of the DGCL, our Charter and our Bylaws contain provisions that could make the following transactions more difficult: (i) an acquisition of us by means of a tender offer; (ii) an acquisition of us by means of a proxy contest or otherwise; or (iii) the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our business to first negotiate with our Board. We believe that the benefits of the increased protection of our business’ potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our business outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the time that the person became an interested stockholder unless:
•prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to such time, the business combination is approved by our Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. UWMC expects the existence of this provision to have an anti-takeover effect with respect to transactions our Board does not approve in advance. UWMC also anticipates that Section 203 of the DGCL may also discourage attempts that might result in a premium over the market price for the shares of Common Stock held by UWMC’s stockholders.
Our Charter and Bylaws
In addition, our Charter and our Bylaws provide for certain other provisions that may have an anti-takeover effect:
•Capital Structure. Our Charter provides a capital structure where holders of Class B common stock and holders of Class D common stock have ten votes per share (as compared with holders of Class A common stock and holders of Class C common stock, who each have one vote per share); provided, however, that, in no event shall a holder of Common Stock, together with one or more other “includable corporations” (as defined in the Code) of such holder or entities disregarded as separate from such holder for U.S federal income tax purposes, be entitled to vote in excess of 79% of the voting power of the holders of the outstanding shares then voting together as a single class on such matter. As a result of this capital structure, holders of our Class D common stock (SFS Corp. and the SFS equityholders) have a greater ability to control the outcome of matters requiring stockholder approval even when the holders of Class B common stock and Class D common stock own significantly less than a majority of the shares of the outstanding Common Stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our business or our assets. Directors, executive officers, and employees, and their respective affiliates, may have the ability to exercise significant influence over such matters.
•No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.

•Classified Board. Our Charter and Bylaws provide that our Board (other than those directors, if any, elected by the holders of any outstanding series of preferred stock) is divided into three classes of directors. The existence of a classified Board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of our business as the classification of our Board makes it more time-consuming for stockholders to replace a majority of the directors.
•Directors Removed Only for Cause. Our Charter provides that, from and after the first date following the date on which the voting power of all of the then outstanding shares of Class B common stock and Class D common stock, voting together as a single class, represents less than fifty percent (50%) of the voting power of all of the then outstanding shares of UWMC generally entitled to vote, voting together as a single class (the “Voting Rights Threshold Date”), any director elected by the stockholders generally entitled to vote may only be removed for cause.
•Board of Director Vacancies. Our Charter provides that, with respect to directors elected by the stockholders generally entitled to vote, from and after the Voting Rights Threshold Date, (i) newly created directorships resulting from an increase in the authorized number of directors or any vacancies on our Board resulting from death, resignation, disqualification, removal or other cause will be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and (ii) any director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal, which prevents stockholders from being able to fill vacancies on our Board.
•Action by Written Consent. Our Charter provides that, from and after the Voting Rights Threshold Date, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by consent in lieu of a meeting.
•Special Meeting of Stockholders. Our Charter provides that special meetings of stockholders may only be called by (i) the chairperson of our Board, (ii) our Chief Executive Officer or (iii) our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.
•Supermajority Requirements for Certain Amendments of our Charter and Amendments of our Bylaws. The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation requires a greater percentage. Our Charter and Bylaws provide that, from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of our then outstanding shares generally entitled to vote will be required to make, alter, amend or repeal our Bylaws and certain provisions of our Charter, including those related to our management and actions by written consent. Such requirement for a super-majority vote to approve certain amendments to our Charter and amendments to our Bylaws could enable a minority of our stockholders to exercise veto power over such amendments.
•Issuance of Common Stock and Undesignated Preferred Stock. Our Board has the authority, without further action by the stockholders, to issue (i) authorized but unissued shares of Common Stock and (ii) up to 100,000,000 shares of undesignated preferred stock, in the case of a series of preferred stock, with rights and preferences, including voting rights, designated from time to time by our Board. The existence of authorized but unissued shares of Common Stock and preferred stock will enable our Board to render more difficult or to discourage an attempt to obtain control of our business by means of a merger, tender offer, proxy contest, or other means.
•Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might make it more difficult for stockholders to bring matters before the annual meeting.
•Exclusive Forum. Our Charter provides that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of UWMC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of ours to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Charter or our Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, will be required to be filed in either (x) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United States District Court for the Eastern District of Michigan) or (y) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction then the United States District Court for the District of Delaware). If a stockholder nevertheless seeks to bring a claim (the nature of which is covered by the exclusive forum provisions of our Charter) in a venue other than those designated in such provisions, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Charter. This may require significant additional costs associated with challenging venue in such other jurisdictions and there can be no assurance that the exclusive forum provisions of our Charter will be enforced by a court in those other jurisdictions.
Limitation on Liability and Indemnification of Directors and Officers
Our Charter limits directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•for any transaction from which the director derives an improper personal benefit;
•for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for any unlawful payment of dividends or redemption of shares; or
•for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and our Bylaws provide that UWMC will, in certain situations, indemnify its directors and officers and may indemnify other team members and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
We maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Charter, our Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Stock Exchange Listing
Our Class A common stock is listed on the NYSE under the symbol “UWMC”.

Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC.

Plan of Distribution
We may sell the securities covered by this prospectus from time to time, in one or more transactions, by a variety of methods, including the following:
•through underwriters or dealers;
•directly to one or more purchasers, including to a limited number of institutional purchasers;
•in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;
•in privately negotiated transactions;
•in a block trade in which a broker/dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•through agents; or
•through a combination of any of these methods of sale.
We may offer and sell the securities directly to or through underwriting syndicates represented by managing underwriters, to or through underwriters without a syndicate or through dealers or agents. The prospectus supplement with respect to the offered securities will set forth the terms of the offering, including the following:
•the name or names of any underwriters, dealers or agents;
•the purchase price and the proceeds we will receive from the sale;
•any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation;
•the initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers;
•any securities exchange on which the securities may be listed; and
•any material relationships with the underwriters.
If we are offering shares of our Class A common stock, we may permit those selling stockholders named in any prospectus supplement to participate in the offering. If any selling stockholders are participating in an offering, the prospectus supplement will also include the following:
•the name or names of the selling stockholders;
•the amount of shares to be sold by each selling stockholder and the proceeds from such sales; and
•any additional terms, including lock-up provisions, that may be placed on the participating selling stockholders in connection with their sale of securities in the offering.
If any underwriters are involved in the offer and sale, the securities will be acquired by the underwriters and may be resold by them, either at a fixed public offering price established at the time of offering or from time to time in one or more negotiated transactions or otherwise, at prices related to prevailing market prices determined at the time of sale. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities described in the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
We may offer and sell the securities directly or through an agent or agents designated by us from time to time. An agent may sell securities it has purchased from us as principal to other dealers for resale to investors and other purchasers, and may reallow all or any portion of the discount received in connection with the purchase from us to the dealers. After the initial offering of the securities, the offering price (in the case of securities to be resold at a fixed offering price), the concession and the discount may be changed. Any agent participating in the distribution of the securities may be deemed to be an “underwriter,” as that term is defined in the Securities Act, of the securities so offered and sold.
If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of the securities. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the securities in connection with the offering, i.e., if it sells more securities than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing the securities in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase securities on the open market to reduce their short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such securities as part of the offering.
Neither we nor any underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any underwriter make any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.
Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against some liabilities, including liabilities under the Securities Act.
The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement if appropriate.
Unless otherwise indicated in the prospectus supplement, each series of offered securities will be a new issue of securities and, other than the Class A common stock, which is listed on the NYSE, for which there currently is no market. Any underwriters to whom securities are sold for public offering and sale may make a market in such series of securities as permitted by applicable laws and regulations, but such underwriters will not be obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the securities.
Underwriters, agents and dealers may engage in transactions with or perform services, including various investment banking and other services, for us and/or any of our affiliates in the ordinary course of business.

Legal Matters
Certain legal matters relating to the offering will be passed upon for us by, Greenberg Traurig, P.A., Fort Lauderdale, Florida.

Experts
The financial statements of UWM Holdings Corporation incorporated by reference in the Prospectus, and the effectiveness of UWM Holdings Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

Where You Can Find More Information; Incorporation By Reference
We file annual, quarterly and current reports, proxy statements and other information with the Commission. You can review our electronically filed reports, proxy and information statements, and other information regarding us on the Commission’s website at www.sec.gov. The information contained on the Commission’s website is expressly not incorporated by reference into this prospectus.
We are “incorporating by reference” into this prospectus specific documents that we file with the Commission, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the Commission will automatically update and supersede this information. This prospectus is part of a registration statement filed with the Commission.
We incorporate into this prospectus the following documents that we have previously filed with the Commission (other than any document or portion of any document furnished or deemed furnished and not filed in accordance with the Commission’s rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 related thereto):

Commission Filing (File No. 001-16853)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year Ended December 31, 2025
Quarterly Report on Form 10-Q	Quarter Ended March 31, 2026
Current Reports on Form 8-K	March 16, 2026 and June 3, 2026
Description of our securities contained in Exhibit 4.6 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and any amendment or report filed for the purpose of updating such description	May 10, 2022
We are also incorporating by reference all additional documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering, other than any document or portion of any document furnished or deemed furnished and not filed in accordance with the Commission’s rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 of Form 8-K related thereto.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered herewith. We will provide such reports or documents upon written or oral request, at no cost to the requestor. Requests for incorporated reports or documents must be made to:
UWM Holdings Corporation
585 South Boulevard E
Pontiac, MI 48341
Phone: (800) 981-8898
Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.
Our Commission filings, along with information relating to us and our business is also available on our website at www.uwm.com. The information on our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.
You should rely only on the information contained in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.
The information in this prospectus and any prospectus supplement may not contain all of the information that may be important to you. You should read the entire prospectus and any prospectus supplement, as well as the documents incorporated by reference in the prospectus and any prospectus supplement, before making an investment decision.

UWM Holdings Corporation
Up to 200,000,000 Shares of Class A Common Stock Issuable Upon
Exercise of Rights to Subscribe for Such Shares
PROSPECTUS
September 29, 2026